SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

PERINI CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Perini Corporation

73 Mt. Wayte Avenue

Framingham, Massachusetts 01701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON May 28, 2009

TO THE SHAREHOLDERS OF PERINI CORPORATION:

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of the shareholders of PERINI CORPORATION, a Massachusetts corporation (the “Company”) will be held at the offices of our subsidiary, Tutor-Saliba Corporation,15901 Olden Avenue, Sylmar, California, on May 28, 2009 at 10:00 a.m., local time.

At the meeting, holders of common stock, par value $1.00 per share, of the Company (the “Common Stock”) will consider and vote on the following matters:

1.	Elect three (3) Class I Directors, to hold office for a three-year term, expiring at the Company’s 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	Consider and ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2009;

3.	Consider and act upon the proposal that the Articles of Incorporation be amended to change the name of the Company to Tutor Perini Corporation;

4.	Consider and act upon the proposal to approve the Section 162(m) performance goals and annual grant limitations under the 2004 Stock Option and Incentive Plan;

5.	Consider and act upon the proposal regarding the 2009 General Incentive Compensation Plan; and

6.	Such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 31, 2009 as the record date for the determination of the shareholders entitled to vote at the meeting. Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

A proxy is being solicited from holders of the common stock. Whether or not you plan to attend the meeting, please vote as soon as possible. Shareholders have three options for submitting their vote. You may vote by mail by executing and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. You may also vote electronically by logging on to the internet at www.investorvote.com/PCR and following the instructions. The third option is to call 1-800-652-VOTE (8683), and follow the recorded instructions. There is no charge for the call if initiated from the United States.

By order of the Board of Directors,

William B. Sparks, Secretary

Framingham, Massachusetts

April 17, 2009

The Annual Report of the Company, including financial statements for the year ended December 31, 2008, is being sent to shareholders concurrently with this Notice.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 28, 2009

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the SEC, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Perini Corporation, Attn: Investor Relations Dept., 73 Mt. Wayte Ave., Framingham, MA 01701, telephone 508-628-2000.

The Annual Report of the Company, including financial statements for the year ended December 31, 2008, is being sent to shareholders concurrently with this Notice.

In order to view and/or download our 2008 Proxy Statement, 2008 Annual Report and form of proxy, go to our website at http://www.perini.com, select “Investor Relations”, and then select “proxy online”. Investors can also request a copy of these materials from our Investor Relations Department at 508-628-2000 or by going to our website at http://www.perini.com, selecting “Investor Relations” and then selecting “Submit Info Request”.

2009 ANNUAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

ANNUAL MEETING OF THE SHAREHOLDERS	1
Date, Time and Place	1
Shareholders Entitled to Vote	1
Proxies and Voting Procedures	1
Shareholder Votes Required	1
Quorum	2
Abstentions and Broker Non-Votes	2
Proxy Solicitation	2
Revocation of Proxies	3
Adjournments and Postponements	3
PROPOSAL 1: ELECTION OF DIRECTORS	4
Board of Directors	5
Corporate Governance	8
Audit Committee Report	11
Compensation Committee Report	12
Compensation Discussion and Analysis	12
Certain Relationships and Related Party Transactions	27
Compensation Committee Interlocks and Insider Participation	31
Section 16(a) Beneficial Ownership Reporting Compliance	31
Ownership of Common Stock by Directors, Executive Officers and Principal Shareholders	31
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS	33
PROPOSAL 3: AUTHORIZE CHANGE IN THE NAME TO TUTOR PERINI CORPORATION	33
PROPOSAL 4: APPROVAL OF SECTION 162(M) PERFORMANCE GOALS AND ANNUAL GRANT LIMITATIONS UNDER THE 2004 STOCK OPTION AND INCENTIVE PLAN	34
PROPOSAL 5: APPROVAL OF THE 2009 GENERAL INCENTIVE COMPENSATION PLAN	41
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING	45
HOUSEHOLDING OF ANNUAL MEETING MATERIALS	46
WHERE YOU CAN FIND ADDITIONAL INFORMATION	46
ANNEX A: 2004 STOCK OPTION AND INCENTIVE PLAN
ANNEX B: 2009 GENERAL INCENTIVE PLAN

i

ANNUAL MEETING OF THE SHAREHOLDERS

OF PERINI CORPORATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of PERINI CORPORATION (“Company”, “Perini”, “we”, “us”, and “our") to be used at our annual meeting of shareholders to be held May 28, 2009 at 10:00 a.m., local time, and at any adjournment or postponements thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A proxy card is being sent to holders of our common stock, $1.00 par value. If the accompanying form of proxy is executed and returned or voted electronically, it may be revoked at any time before it is voted by written notice to our Secretary, by the subsequent execution and delivery of another Proxy, or by voting in person at the Annual Meeting. The Proxy Statement, Notice of Annual Meeting and the enclosed Proxy Card are first being mailed on or about April 17, 2009 to the shareholders of record as of March 31, 2009.

SHAREHOLDERS ENTITLED TO VOTE

The Board of Directors has fixed the close of business on March 31, 2009 as the record date for the determination of the shareholders entitled to vote at the Annual Meeting. As of March 31, 2009, the Company had outstanding 48,516,555 shares of common stock. Each share is entitled to one vote.

Only shareholders on record as of the close of business on March 31, 2009 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Notwithstanding the record date specified above, our stock transfer books will not be closed and shares may be transferred subsequent to the record date. However, all votes must be cast in the names of shareholders of record on the record date.

Shareholders wishing to attend the Annual Meeting can access directions on the homepage of our website at http://www.perini.com.

PROXIES AND VOTING PROCEDURES

If you are a shareholder of record, you may vote your shares over the Internet at www.investorvote.com/PCR or telephonically 1-800-652-VOTE (1-800-652-8683) or by following the instructions on the enclosed proxy card. Proxies submitted via the Internet or by telephone must be received by 2:00 a.m., eastern time, on May 28, 2009.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting via the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

SHAREHOLDER VOTES REQUIRED

Proposal 1, election of each of the nominees for director, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. You may vote FOR any or all director nominees and/or WITHHOLD your vote from any or all of the director nominees.

Proposal 2, ratification of the selection of Deloitte & Touche, LLP as the Company’s independent auditors for 2009, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

Proposal 3, approval of the amendment to the Articles of Incorporation to change the name of the Company to Tutor Perini Corporation, requires the affirmative vote of the holders of a majority of the outstanding shares of Perini Common Stock entitled to vote at the meeting.

Proposal 4, approval of the Section 162(m) performance goals and annual grant limitations under the 2004 Stock Option and Incentive Plan, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

Proposal 5, approval of the 2009 General Incentive Compensation Plan, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

QUORUM

The presence, in person or by proxy, of outstanding shares of Common Stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

ABSTENTIONS AND BROKER NON-VOTES

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

Abstentions with respect to the name change proposal (proposal 3) will have the same effect as a vote against the proposal. Abstentions have no effect on the election of directors (proposal 1), the ratification of auditors proposal (proposal 2), the 162(M) proposal (proposal 4), or the plan approval proposal (proposal 5).

If your shares are held in "street name," your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers' unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. All of the proposals contained herein are considered routine matters.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm by returning your completed proxy. This ensures your shares will be voted at the meeting according to your instructions. Record holders may complete the proxy card enclosed with this proxy statement and return it to us. If your shares are held in “street name,” you should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

PROXY SOLICITATION

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Perini has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist it in the solicitation of proxies for the Annual Meeting. Perini will pay Innisfree a fee of $10,000, for its services. In addition, Perini may pay Innisfree additional fees depending on the extent of additional services requested by Perini and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by Perini.

REVOCATION OF PROXIES

If the accompanying form of proxy is executed and returned or voted electronically, it may be revoked at any time before it is voted by written notice to our Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and instead you must follow the directions provided by your broker to change those instructions.

ADJOURNMENTS AND POSTPONEMENTS

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting in accordance with Perini’s bylaws. In addition, the Perini board of directors (the “Board”) may postpone and reschedule the Annual Meeting prior to the meeting in accordance with Perini’s bylaws. Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting, regardless of whether or not a quorum is present.

Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Perini shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated three (3) Class I directors to serve until the 2012 annual meeting of shareholders. In accordance with our bylaws, each director nominee will be elected to serve for a three-year term, unless he resigns, dies or is removed before his term expires, or until his successor has been duly elected and qualified.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since
Class I—Nominees for Election
Robert Band	61	1999
Michael R. Klein	66	1997
Robert L. Miller	68	2004

Messrs. Band, Klein and Miller currently are members of Class I of the Board of Directors. See “Corporate Governance - Nominations for Director” beginning on page 10 for a discussion of the director identification, appointment and nomination process. The Board has affirmatively concluded that Messrs. Klein and Miller qualify as independent directors under the independence standards established by Section 303A of the NYSE corporate governance rules. Mr. Band, who is an executive officer and employee of the Company, does not qualify as an independent director. More detailed information about the Board’s determination of director independence is provided in the section of this proxy statement titled “Board of Directors - Director Independence” on page 7.

The principal occupation and business experience of each director nominee for the last five years is set forth below:

Robert Band has served as a director since May 1999. He has also served as chief operating officer from March 2000 to March 2009, and as president since May 1999. He has served as president of Perini Management Services, Inc. since 1996. He has served in various operating and financial positions with Perini Corporation since 1973, including executive vice president and chief financial officer from 1997-1999. He also serves as a director of Jewish Family Services of Metrowest, a not-for-profit entity.

Michael R. Klein has served as a director since January 1997 and as vice chairman of the Board since September 2000. He is also the designated lead director. Mr. Klein, a private investor, serves as chairman of the board of directors and chairman of the Nominating Committee of CoStar Group, Inc., a publicly held provider of commercial real estate information; as chairman and CEO of the Sunlight Foundation, a non-profit organization; as chairman of Shakespeare Theatre Company, a non-profit organization; and as chairman of the board of directors of Le Paradou, LLC, a privately held company. He is also the lead director and chairman of the Governance Committee of SRA International, Inc., a publicly-traded provider of technology and strategic consulting services and solutions; and a director of AStar Air Cargo, Inc., and OZ Fitness, Inc., which are privately held. Mr. Klein was a partner of the law firm Wilmer Cutler Pickering from 1974 until 2004, and when Wilmer Cutler Pickering merged with the law firm Hale and Dorr LLP in 2004 became a partner of Wilmer Cutler Pickering Hale and Dorr LLP until his retirement in 2005.

Robert L. Miller has served as a director since 2004. In 1979, he co-founded West Venture Development Co., a homebuilding and commercial real estate company, and functioned as its president until its sale in 1991. Previously he was a construction manager with Morrison-Knudsen Inc. He was chairman of the board of Monroc Corp., a publicly held concrete and aggregate company from 1995-1998. Since 2000, he is a principal in Robert L. Miller & Assoc., Inc., a real estate development firm.

Our Corporate Governance and Nominating Committee has recommended Messrs. Band, Klein and Miller for re-election as Class I Directors. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the director nominees to hold office until the 2012 annual meeting of shareholders, and until their successors are chosen and qualified. Each nominee has consented to being named in this proxy statement, and if elected, each nominee has consented to serve as a director until his successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or recommended by the Corporate Governance and Nominating Committee, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified, or to reduce the size of the Board.

Board Recommendation

THE PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION AS A CLASS I DIRECTOR.

BOARD OF DIRECTORS

The following table shows, as of March 31, 2009, the names and ages of our current directors and director nominees.

Name	Age	Position (as of March 31)	Term of Office
Ronald N. Tutor	68	Chairman of the Board and Chief Executive Officer	2010
Michael R. Klein	66	Vice Chairman of the Board, Lead Director	2009
Marilyn A. Alexander	57	Director	2011
Peter Arkley	54	Director	2011
Robert Band	61	Director, President	2009
Willard W. Brittain, Jr.	61	Director	2010
Robert A. Kennedy	73	Director	2010
Raymond R. Oneglia	61	Director	2011
Robert L. Miller	68	Director	2009
Chrysostomos L. Nikias	56	Director	2010
Donald D. Snyder	61	Director	2011

For biographical summaries of the Class I directors, Messrs. Band, Klein and Miller, see Proposal 1 above.

Ronald N. Tutor has served as our chief executive officer since March 2000, as chairman since July 1999, and as a director since January 1997. Mr. Tutor also served as chairman, president and chief executive officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008. He is a member of the Board of Trustees of the University of Southern California.

Marilyn A. Alexander has served as director since 2008. She founded and has served as a principal of Alexander & Friedman LLC, a management consulting company since 2006, and prior to that was an independent management consultant since 2003. She previously served as senior vice president and chief financial officer of The Disneyland Resort since 2000. She is also a member of the board of governors of Chapman University, a not-for-profit organization; a member of the board of regents of Chapman University College, a not-for-profit subsidiary of Chapman University and the secretary of the board of directors of the Be Aware Foundation, a not-for-profit foundation.

Peter Arkley has served as a director since May 2000. He has served as the President/CEO of AON Construction Services Group, an insurance and bonding brokerage firm, since 2006 and prior to that was Managing Principal of Aon Risk Services, Inc. since 1994. He is also a director of the Greater Los Angeles Zoo Association, a non-profit organization.

Willard W. Brittain, Jr. became a director in November 2004. He has served as chairman and chief executive officer of Professional Resources on Demand, a private senior executive staffing company, since 2003. He previously served as chief operating officer of PwC Consulting since 2000, and chief operating officer of PricewaterhouseCoopers, LLP since 1997. Mr. Brittain also serves on the board of Analysts International where he is a member of the nominating and governance committee, DaVita Corporation, and Convergys Corporation, where he serves on the audit committee. All are publicly held companies.

Robert A. Kennedy has served as a director since March 2000. He has been an independent financial consultant since 2003. From 1993 to 2003, Mr. Kennedy served in various capacities, including as vice president special projects, for The Union Labor Life Insurance Company, a provider of insurance and financial services to its union members and related trust funds.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as vice chairman of the board of directors of O&G Industries, Inc., a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities since 1970.

Chrysostomos L. Nikias is provost and executive vice president of the University of Southern California since 2005 and prior to that was the Dean of the University of Southern California Viterbi School of Engineering since 2001. He also serves on the executive committee of the Chadwick School, a private primary and secondary school. He has served as a director since 2008.

Donald D. Snyder has served as director since 2008. He was a director and the president of Boyd Gaming Corp. from 1997 until his retirement in 2005. He presently serves as a director of NV Energy, a publicly held utility; as the lead director and chair of the compensation committee of Western Alliance Bancorp., a publicly-held commercial bank holding company; and as a director of Switch Communications Group, LLC, a privately held company. He is presently on the board of directors of the following not-for-profit entities: Las Vegas Performing Arts Center Foundation, Nevada Development Authority, Council for a Better Nevada, University of Nevada-Las Vegas Foundation, and the Nathan Adelson Hospice.

Board Composition

The Board consists of eleven directors, as determined by the Board. In accordance with our bylaws and the requirements of the Massachusetts Business Corporations Act, the Board is divided into three classes, with each director serving for a term of three years. As a consequence, the term of only one class of directors expires each year. At each annual meeting of shareholders, the successors to one class of directors then serving are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation, removal or death.

Under the shareholders agreement which became effective upon the September, 2008 merger of the Company with Tutor-Saliba (the “Shareholders Agreement”), Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate up to two nominees for appointment to an eleven-member Board (and thereafter, for nomination for election), subject to certain limitations contained in the Shareholders Agreement. In addition, for so long as Mr. Tutor serves as our chief executive officer, the Shareholders Agreement provides that he will be nominated for election to the Board. See “Shareholders Agreement” page 28.

Chrysostomos L. Nikias was appointed to the Board immediately following completion of the merger as one of Mr. Tutor’s designees. The Corporate Governance and Nominating Committee reviewed his qualifications and recommended Mr. Nikias’ appointment to the Board which was unanimously approved by the full Board. Mr. Nikias is a Class II director and will serve until the 2010 meeting of shareholders when he will stand for reelection to the Board.

As of the date of this proxy statement, Mr. Tutor has not elected to exercise his right to nominate a second director for election, although he has not waived the right to do so in the future. Mr. Tutor has advised the Board that should he choose to designate a second person for appointment to the Board at a time when the Board already includes eleven members, he would support a temporary expansion of the board to twelve members to accommodate such additional member. Such expansion would continue until the next meeting of shareholders at which directors are elected, at which time the size of the Board would be reduced back to eleven members (as contemplated by the Shareholders Agreement) and the slate of nominees for election adjusted accordingly.

Director Independence

The Board has determined that Ms. Alexander, Mr. Arkley, Mr. Brittain, Mr. Kennedy, Mr. Klein, Mr. Miller, Mr. Oneglia and Mr. Snyder are “independent” in accordance with the independence standards established by Section 303A of the NYSE rules. In determining independence pursuant to NYSE standards, each year the Board determines whether directors have a direct or indirect material relationship with Perini, including its subsidiaries, that may interfere with their ability to exercise their independence from Perini.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Mr. Oneglia, the board considered the relationship between O&G Industries, Inc., of which Mr. Oneglia is vice chairman of the board of directors and a principal shareholder, and Perini, including the construction joint ventures between Perini and O&G Industries. The Board determined that the joint ventures did not impact Mr. Oneglia’s independence from Perini management because (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business, (2) Mr. Oneglia is not personally involved in the management of these joint ventures and (3) Perini and O&G have an equal vote in the governance of such joint ventures. With respect to Mr. Arkley, the Board considered the relationship between AON Risk Services (AON), of which Mr. Arkley is President of the Construction Services Group, and Perini, an insurance and bonding client of AON. The Board has determined that his independence from Perini management is not impacted because (1) services provided by AON are supplied to Perini on terms similar to AON’s other clients and (2) Mr. Arkley is not involved in the day to day management of the Perini relationship. No other independent directors had material relationships with Perini other than in their capacities as directors.

The Board found that Mr. Nikias is not independent due to his position at the University of Southern California where Mr. Tutor sits on the Executive Committee of the Board of Trustees and had influence with regard to Mr. Nikias’ compensation prior to Mr. Nikias’ appointment to the Board. Mr. Tutor plans to refrain from voting with regard to Mr. Nikias’ compensation in the future. Messrs. Band and Tutor, who are executive officers and employees of Perini, do not qualify as independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders and other interested parties. Any shareholder who wishes to communicate with the Board may submit such communication in writing to Perini Corporation, 73 Mt. Wayte Avenue, Framingham, MA 01701 and marked to the attention of the Board or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded to the chair of our Audit Committee.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby interested parties can communicate directly and confidentially with the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE

Committees and Meetings of the Board of Directors

The Board met 13 times during 2008. During 2008, all of our directors attended at least 75% of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which such director served. The members of the Board are encouraged to attend our annual shareholders meetings. All of the eleven current directors attended the 2008 annual shareholders meeting.

Our bylaws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. During 2008, the Board also created a Special Committee to explore and evaluate potential strategic transactions that might be available to Perini, including in particular a business combination transaction with Tutor-Saliba. The Special Committee evaluated and negotiated the terms of our merger with Tutor-Saliba Corporation and recommended to the Board that such merger be approved and recommended to our shareholders. The Special Committee, which consisted of Messrs. Arkley, Brittain, Kennedy, and Mr. Klein (Chair), was dissolved in the fourth quarter of 2008, following the September 2008 completion of the merger.

Audit Committee

The Board has an Audit Committee, which consists of Willard W. Brittain, Jr. (Chair), Michael R. Klein, Marilyn A. Alexander, Raymond R. Oneglia and Robert A. Kennedy. Each of the members of the Audit Committee is “financially literate”, as defined in the NYSE listing standards and meets the independence requirements for members of an audit committee set forth in the rules of the Securities and Exchange Commission (“SEC”) and the listing standards of the NYSE, as affirmed by the Board. Based upon review of his qualifications, the Board has designated Mr. Brittain as an “audit committee financial expert” as defined by the rules of the SEC.

The primary duties and responsibilities of the Audit Committee are to:

1.	Oversee the integrity of our internal controls, financial systems and financial statements;
2.	Review the quarterly unaudited and annual audited financial statements with management and the independent auditor;
3.	Appoint and evaluate the independent auditor and monitor and evaluate the auditor’s qualifications and independence;
4.	Oversee compliance with legal and regulatory requirements;
5.	Meet with the independent auditor in executive session at least annually;
6.	Monitor the performance of both our internal and external auditors; and
7.	Annually review the Audit Committee’s charter and performance.

The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee met nine times in 2008.

Corporate Governance and Nominating Committee

The Board has a Corporate Governance and Nominating Committee, which consists of Michael R. Klein (Chair), Robert L. Miller, and Peter Arkley. Each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE and as affirmed by the Board. The duties of the Corporate Governance and Nominating Committee include:

1.	Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;
2.	Recommending director nominees for each committee of the Board and nominees for Chair of each committee;
3.	Evaluating the independence of each director and so advising the Board;
4.	Conducting a review and update as necessary of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;
5.	Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and
6.	Nominating a Lead Director whose duties shall include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. The Corporate Governance and Nominating Committee met three times in 2008.

The independent directors have designated Michael Klein, chair of the Corporate Governance and Nominating Committee, to act as the “Lead Director.” In his capacity as Lead Director, Mr. Klein has the following duties and authority:

•	chairing any meeting of the independent members of the Board in executive session;
•	meeting with any director who is not adequately performing his duties as a member of the Board or any committee;
•	serving as a liaison between the chairman of the Board and the independent directors;
•	working with the chairman to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and
•	consulting with the chairman on matters relating to corporate governance and Board performance.

Compensation Committee

The Board has a Compensation Committee, which consists of Peter Arkley (Chair), Michael R. Klein and Donald D. Snyder. Each member of the Compensation Committee is an independent director, as defined by the NYSE and as affirmed by the Board.

The principal powers and duties of the Compensation Committee as established by the Board are to:

1.

Review the executive compensation programs and policies and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with corporate goals and objectives, and competitive with those of comparable firms in the construction industry;

2.

Review and approve corporate goals and objectives relevant to the compensation of the chairman and chief executive officer, to evaluate his performance in light of those goals and objectives, and to determine and recommend to the Board for approval his compensation level based on this evaluation;

3.	Make recommendations to the Board with respect to executive officer compensation;

4.

Recommend to the Board annual profit and other targets for Perini for the purpose of determining incentive compensation awards under the provisions of the Amended and Restated General Incentive Compensation Plan and the Construction Business Unit Incentive Compensation Plan (the “Incentive Compensation Plan”);

5.

Administer the Special Equity Incentive Plan and the 2004 Stock Option and Incentive Plan (together, the “Stock Option Plans”) and the Incentive Compensation Plan; such administration includes power to (i) approve participants’ participation in the Stock Option Plans, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Incentive Compensation Plan and the Stock Option Plans, and (vi) establish rules and regulations and perform all other acts it believes reasonable and proper; and

6.	Review the investment performance of the Perini Corporation Pension Plan and make changes in investment managers and allocations, as the Compensation Committee deems necessary.

The Compensation Committee has the authority to retain special consultants to advise the committee as it considers necessary. The Compensation Committee met eight times in 2008.

Perini maintains on its website, http://www.perini.com, copies of the charters of each of the committees of our Board. We have also developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Perini’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at http://www.perini.com. In order to access this portion of our website, click on the “Corporate Governance” tab. Interested parties may obtain printed copies of these documents by writing to the Investor Relations Department of the Company at 73 Mt. Wayte Avenue, Framingham, MA 01701. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our directors, chief executive officer, chief operating officer, chief financial officer or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Nominations for Director

The Board seeks candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of our company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively, and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our bylaws, those identified by a search firm retained for such purpose, or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained on our website at http://www.perini.com.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2010 annual meeting of shareholders should submit the recommendation in writing to Perini Corporation, 73 Mt. Wayte Avenue, Framingham,

Massachusetts 01701-9160, Attn: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2009 Perini annual meeting of shareholders. However, if the 2010 annual meeting of shareholders is held more than seven (7) days earlier than the anniversary date of the 2009 annual meeting then notice must be delivered or received no later than 5 p.m. eastern time on (a) the 20th day following the earlier of (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the date of the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board submits the following report.

The primary duties and responsibilities of the Audit Committee (the “Committee”), which met nine times during the past fiscal year, are to oversee:

1.	The integrity of Perini’s internal controls, financial systems and financial statements;
2.	Compliance by Perini with legal and regulatory requirements; and
3.	The independence and performance of both Perini’s internal and external auditors.

We meet with management periodically to consider the adequacy of Perini’s internal controls, as well as compliance with Sarbanes Oxley Section 404, and the objectivity of Perini’s financial reporting. We discuss these matters with Perini’s independent auditors and with appropriate Company financial personnel and internal auditors.

We meet privately with both the independent auditors and the internal auditors, as required, each of whom has unrestricted access to the Committee.

We also appoint the independent auditors and review periodically their performance and independence from management. As in prior years, the independent auditors are invited to be present at our annual meeting of shareholders.

The directors who currently serve on the Committee meet the “independence” and “experience” requirements of the NYSE, and have been so affirmed by the Board. In connection therewith, the Board has determined that none of us has a relationship with Perini Corporation that may interfere with our independence from Perini and its management. The Board has designated Willard W. Brittain, Jr. as an “audit committee financial expert”, as defined by the rules of the SEC, based on review of his qualifications.

The Board has adopted a written charter setting forth the duties and responsibilities the Committee is to perform, which we review annually and revise as appropriate.

Management has primary responsibility for Perini’s financial statements and the overall reporting process, including Perini’s system of internal controls, and compliance with Sarbanes Oxley Section 404.

The independent auditors, in accordance with the standards of the Public Company Accounting Oversight Board, audit the effectiveness of the internal controls over financial reporting as well as annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Perini in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us.

This year, we reviewed Perini’s audited financial statements and met with both management and Deloitte & Touche LLP, Perini’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting standards. In addition, we have received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. These items relate to that firm’s independence from Perini. We also discussed with Deloitte & Touche LLP any matters requiring discussion per the standards of the Public Company Accounting Oversight Board, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have considered and determined that the provision of the non-audit services included in “Fees Paid to Audit Firm” on page 33 is compatible with maintaining Deloitte & Touche LLP’s independence.

Based on these reviews and discussions, we recommended to the Board that Perini’s audited financial statements be included in the Perini Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

AUDIT COMMITTEE
Willard W. Brittain, Jr., Chair
Marilyn A. Alexander
Robert A. Kennedy
Michael R. Klein
Raymond R. Oneglia

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (CD&A) contained in this proxy statement. In reliance on those reviews and discussions, the Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the 2009 proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
Peter Arkley, Chair
Michael R. Klein
Donald D. Snyder

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation program is intended to attract and retain talented executive officers and key employees who will continue to contribute to Perini’s long-term success. We believe that it is important to tie compensation to our operating and financial goals, thereby aligning more closely the interest of management with that of our shareholders. We are mindful of the limited pool of available talent and consider competitive conditions when determining compensation.

In recognition of the variability of the construction industry, we have historically believed that compensation focusing on shorter-term corporate goals is more appropriate for Perini and our shareholders and more effective in retaining and motivating our key executive talent. As a result, our compensation practices for our named executive officers have emphasized annual cash compensation (base salary and annual cash incentive awards). Long-term awards have not historically been granted on a regular basis, but instead have been granted when the Compensation Committee has determined an award to be appropriate based on the circumstances prevailing at the time. The Compensation Committee, did, however grant long-term restricted stock units and stock options to members of management following the merger with Tutor-Saliba as discussed under “Long-Term Incentives” on page 16.

Consistent with this approach, we have historically aimed to have the target annual cash compensation for our named executive officers fall within the 50th to 75th percentile for comparable executives of our relevant competitors. The Compensation Committee “slots” each of our named executive officers into this range based on the Compensation Committee’s evaluation of the value of that officer to Perini and the amount of compensation necessary to encourage that officer to remain employed by Perini and to appropriately focus that officer on achieving Perini’s corporate goals. To ensure that a significant amount of each named executive officer’s total cash compensation is “at risk” and earned only if Perini’s goals are achieved, approximately 40-60% of each such officer’s target annual cash compensation is provided in the form of an annual incentive bonus opportunity, with the balance provided in the form of a fixed base salary. This does not include Mr. Tutor whose compensation is governed by the terms of an employment agreement (see “Employment Agreement”, page 23). According to the terms of his employment agreement, Mr. Tutor’s base salary represents approximately 36% of his target annual cash compensation.

To execute this strategy, the Compensation Committee has engaged Watson Wyatt to perform an executive compensation review with respect to Perini’s named executive officers. The most recent comprehensive review was completed in 2007. Reviewing the relevant compensation data (base salary, annual bonus incentive, long-term incentives) for executives from each of Washington Group International, Shaw Group, Peter Kiewit Sons, Granite Construction, URS Corp., Aecom Technology Corp., Chicago Bridge & Iron Co., Emcor Group, Inc., Foster Wheeler, Ltd., Jacobs Engineering Group, Inc. and Tetra Tech, Inc., Watson Wyatt established a range of annual cash compensation for each of our named executive officers at the time. To carry forward the results of this study to 2008, the Compensation Committee applied the rate of compensation growth in the construction industry from the 2007 study data to update it to 2008 based on an Analytical/FMI Construction Industry study focusing on company performance and compensation growth. Using this data and consistent with the methodology described above, the Compensation Committee set the target annual cash compensation for our named executive officers (other than Mr. Tutor) to generally fall within the 50-75th percentile of annual cash compensation for comparable officers of these companies (Mr. Band’s compensation falls just below the 50th percentile).

Elements of Compensation

As noted above, our executive compensation program primarily relies on annual cash compensation to retain and motivate our named executive officers. Accordingly, base salaries and annual incentive awards are the primary components of our program. In addition, the Compensation Committee has used ad hoc grants of long-term incentive awards when deemed appropriate by the Compensation Committee based on conditions prevailing at the time. Finally, Perini provides certain retirement benefits to our named executive officers to encourage long-term service with Perini.

Base Salary

The base salary of each of our named executive officers is fixed compensation that is not directly tied to the performance of Perini. We pay base salaries to fairly compensate our named executive officers for the services that they provide during the year and because we believe our executive compensation program would not be competitive and effective in retaining our named executive officers if we did not pay base salaries. With the exception of Mr. Burk, who was hired in 2007 and Mr. Tutor whose circumstances are described below, the base salaries of our named executive officers were initially established in 2004 at the time Watson Wyatt prepared an initial benchmarking study. At that time, the Compensation Committee determined the appropriate level of each named executive officer’s target total annual cash compensation based on Watson Wyatt’s study and the Compensation Committee’s evaluation of the appropriate position for each such named executive officer within the desired range for our relevant competitors (named above). The Compensation Committee then established the base salary for each named executive officer within this range, generally determining that approximately 40-60% of the target total annual cash compensation for each named executive officer (other than as described above) was the appropriate amount for base salary.

Since this initial establishment of the base salaries of our named executive officers in 2004, the Compensation Committee has annually reviewed them to determine whether any increases are appropriate. Base salaries are generally increased in March or April of each year, with any increase reflected only prospectively. Base salaries of our named executive officers were last increased in September 2008 following completion of the merger with Tutor-Saliba. As part of the annual review process in 2008, the Compensation Committee relied on the study prepared by Watson Wyatt, most recently updated in 2007, to confirm that base salaries of our named executive officers, along with their annual incentive award, would remain within the 50-75th percentile for total annual cash compensation for comparable officers of companies included in the study. The 2007 Watson Wyatt results were carried forward to 2008 by applying to the data a factor (15.9%) representative of compensation growth in the construction industry for the period covered by the 2007 study data through 2008 derived from an Analytical/FMI Construction Industry compensation study. The Compensation Committee also continued to include 40-60% of target annual cash compensation in the performance-based annual incentive opportunity. In September 2008, the base salaries of our named executive officers were increased by the following amounts: Mr. Shaw—$100,000; Mr. Band—$50,000, Mr. Burk—$100,000 and Mr. Caspers—$100,000. The Compensation Committee will consider the off-cycle timing of the 2008 increases along with other factors when contemplating executive salary levels in 2009. Mr. Tutor was paid pursuant to a management agreement with Tutor-Saliba Corporation at the rate of $1,000,000 per year until September 2008, when Tutor-Saliba was merged with the Company. At that time, the Company entered into an employment agreement with Mr. Tutor under which he is paid a salary of $1,500,000. Determination of the level of compensation included in Mr. Tutor’s employment agreement is discussed below.

The Compensation Committee determined the 2008 increases to be appropriate because of its view that Mr. Band has led the recent above average performance for both Perini as a whole and as President of Perini Management Services, Inc., and Mr. Caspers and Mr. Shaw are critical to our overall building business particularly the hospitality and gaming market. Mr. Burk’s salary was set to the benchmark in the Watson Wyatt study in 2008, which was his first full year of employment with Perini.

With respect to the terms of Mr. Tutor’s employment agreement which became effective upon the completion of our merger with Tutor-Saliba, the Compensation Committee consulted with Watson Wyatt. Mr. Tutor’s salary was determined considering that Mr. Tutor has unique talents that have been demonstrated throughout his tenure. Given these talents and Mr. Tutor’s importance to Perini (and to the combination of Perini and Tutor-Saliba Corporation), the Compensation Committee determined that his base salary should be set at a level between the 75th and 100th percentile of chief executive officers of the group of competitors identified above. Under the terms of his employment agreement, Mr. Tutor will receive a base salary of $1,500,000 per year, to be reviewed annually and increased at the discretion of the Compensation Committee. The term of the agreement is 5 years. For more information on the material terms of Mr. Tutor’s employment agreement, see “Employment Agreement”, page 23.

At the time Mr. Burk was hired in 2007, the Compensation Committee believed that it was appropriate and important for Mr. Burk to receive a significant long-term equity award to more significantly tie his earnings to the performance of Perini, which award is discussed below. Taking this award into account, Perini established Mr. Burk’s base salary at $375,000 for his first year of employment, which is between the 25-50th percentiles for base salaries of comparable officers included in the last compensation study prepared by Watson Wyatt. Mr. Burk’s salary was adjusted to fall between the 50th and 75th percentile in 2008.

Incentive Compensation Plan—Annual Awards

As described above, our historic executive compensation program has emphasized the importance of annual cash compensation in motivating and retaining our named executive officers. To provide appropriate incentives to our named executive officers, approximately 40-60% of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Perini achieves pre-established performance goals set by the Compensation Committee.

For 2008, the Compensation Committee established a target annual bonus for each named executive officer that was payable only if Perini achieved the applicable performance goal established by the Committee. If Perini achieved 80% of this goal, each named executive officer would receive 80% of his target annual bonus amount. If Perini achieved between 80% and 100% of this goal, each named executive officer would receive between 80% and 100% of his target annual bonus amount. Each named executive officer’s annual bonus was capped at 100% of his applicable target bonus, regardless of whether Perini exceeded the applicable performance goal.

The table below shows the threshold, target and maximum bonus opportunities as a percentage of actual base compensation paid in 2008 for our named executive officers:

	Threshold	Target	Maximum
R. Tutor*	80%	100%	100%
K. Burk	60%	75%	75%
C. Shaw	80%	100%	100%
R. Band	80%	100%	100%
M. Caspers	80%	100%	100%

* Beginning September 8, 2008 Mr. Tutor’s target and maximum bonus are set at 175% (the threshold is at 140%) of base salary per his employment agreement. See “Employment Agreement”, page 23.

The dollar amounts corresponding to these percentages are included in the table captioned “Grants of Plan-Based Awards Table” on page 20.

For 2008, the Compensation Committee selected Perini’s pre-tax income as the applicable performance goal for the annual bonuses for our named executive officers because this goal encourages executives to both obtain new projects for Perini and to complete Perini’s projects on a cost efficient basis. Due to the global financial crisis and significant deterioration in global economic conditions during the fourth quarter of 2008, Perini had to recognize a noncash impairment charge relating to goodwill and other intangible assets. To eliminate the effect on pre-tax income of the noncash impairment charge, the Committee adjusted the applicable performance goal for the annual bonuses for our named executive officers. The applicable target goal set by the Compensation Committee for 2008 was $203.4 million of pre-tax income. Because Perini exceeded this goal and earned $204.6 million of pre-tax income in 2008 (before effect of the noncash impairment charge), each named executive officer was paid his maximum target bonus.

Long-Term Incentives

As noted earlier, regular grants of long-term incentives have not played a significant role in our executive compensation because of our historic belief that year-to-year incentives better focus our executives on achieving Perini’s performance objectives. However, in 2008 the Compensation Committee, following the merger of Perini and Tutor-Saliba, believed long-term equity awards would be appropriate as an incentive to management of the combined company. The Committee considered this an important step to assure that personnel remain committed to serving the company through this period of transition. These awards, payable in shares of common stock are subject to 5-year cliff vesting. During 2008, grants of 1,022,500 restricted stock units (payable in stock, upon vesting) were made to 30 corporate and business unit officers. Among those were awards made to Mr. Band (75,000), Mr. Shaw (50,000), Mr. Caspers (125,000) and Mr. Burk (50,000). These awards are subject to five-year cliff vesting except for 75,000 of the units granted to Mr. Caspers, of which 25,000 units vested in 2008, 25,000 units vested early in 2009 and 25,000 units are scheduled to vest in 2010. (The award of 75,000 shares was made to Mr. Caspers to reflect his current position with the company versus his role in April 2006 when he was awarded fewer shares based on his position at that time.)

The Compensation Committee also granted stock options to purchase 805,000 shares of our common stock to 27 corporate and business unit officers, to more closely align the interests of management with those of the shareholders. Included in this total were awards of stock options to Mr. Band (75,000), Mr. Shaw (50,000), Mr. Caspers (50,000) and Mr. Burk (50,000). These options are subject to five-year cliff vesting.

Upon his employment in 2007, Mr. Burk received a grant of 50,000 restricted stock units, each of which represents the right to receive one share of our common stock upon vesting. Fifty percent of these awards vested on January 5, 2008; the balance vested on January 5, 2009. The Compensation Committee granted this award to Mr. Burk to immediately provide him with a significant equity stake in Perini so that his compensation would be more directly and materially tied to the performance of Perini. This award was taken into account in determining Mr. Burk’s 2007 base salary and bonus opportunity.

Retirement Benefits

In addition to providing annual compensation to our named executive officers, we believe it is imperative that employees provide for their retirement years and believe that it is our obligation to contribute as well. Attractive retirement benefits are essential when competing in the marketplace for talented and qualified employees.

We have a tax-qualified Section 401(k) Retirement Plan covering all of our executive, professional, administrative and clerical employees who are over 21 years of age and who have completed three months of service with us. Employer contributions into the 401(k) plan are based on a non-discretionary match of employees’ contributions, as defined. The Compensation Committee reviews the employer match formula periodically, comparing the formula to that of similar companies, and improves the formula when it deems appropriate; the most recent change became effective in January 2007. Currently our 401K match formula is 100% of the employee’s pretax contribution up to 4% of eligible compensation (capped at IRS maximum compensation; $225,000 for our 2008 plan year, which ended prior to December 31).

We also have a defined benefit pension plan for all of our full-time employees who were employed prior to June 1, 2004 when the plan was frozen, meaning that “final average earnings” and “years of service” will remain at the June 1, 2004 level for purposes of calculating future benefits. To the extent covered remuneration is limited by the Internal Revenue Code of 1986, as amended, certain pension benefits payable have been augmented through our Benefit Equalization Plan, which was also frozen at June 1, 2004. Following the freezing of the pension plan in 2004, the Compensation Committee voted to improve Perini’s contribution toward employees’ retirement by enhancing the 401(k) match formula.

Role of Executive Officers in Setting Compensation

We believe that our chief executive officer is best positioned to evaluate both the performance of our other named executive officers and the competitive market for senior executives in our industry. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our other named executive officers. For 2008, Mr. Tutor recommended to the Compensation Committee the increases in base salaries and the target annual bonus amounts that he believed appropriate for our named executive officers (other than himself), all within the general framework of our compensation philosophy discussed above. After discussion with Mr. Tutor and careful evaluation of his recommendations, the Compensation Committee approved these recommendations.

Impact of Accounting and Tax Treatment

We believe that the primary goals of our executive compensation program are to attract and retain valued and important named executive officers, to clearly identify for our named executive officers the corporate goals and objectives important to Perini, to motivate our named executive officers to achieve these goals and to fairly reward our named executive officers for achieving these goals. Accordingly, the accounting and tax treatment of our executive compensation program, while important, is not a determining factor in structuring our program. We appropriately account for our executive compensation and, to the extent consonant with the goals of our executive compensation program, we attempt to structure our executive compensation program to preserve the deductibility of amounts paid to our named executive officers. In certain instances, however, we believe that it is our best interest, and that of our shareholders, to have the flexibility to pay compensation to our named executive officers that is not tax deductible in order to provide a compensation package consistent with our objectives. With respect to 2008, compensation paid to Mr. Tutor and Mr. Caspers in the amounts of $255,000 and $1,725,000, respectively, was not deductible for income tax purposes.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

							Change in
							Pension
							Value and
							Nonqualified
Name and						Non-Equity	Deferred
Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
		(1)		(2)	(3)	(4)	(5)	(6)
Ronald N. Tutor	2008	$ 493,550		$ 1,051,700		$ 1,512,850	-	$ 790,600	$ 3,848,700
Chairman and Chief	2007	-		$ 3,996,300		$ 976,900	-	$ 976,900	$ 5,950,100
Executive Officer(7)	2006	-	$ 800,000	$ 9,149,500		$ 879,000	-	$ 879,200	$ 11,707,700

Kenneth R. Burk	2008	$ 413,000		$ 1,080,100	$ 9,000	$ 309,700	-	$ 124,200	$ 1,936,000
Executive Vice	2007	$ 122,600		$ 1,596,600		$ 91,950	-	$ 26,300	$ 1,837,450
President, CFO, Asst.
Treasurer and.
Asst. Secretary
(hired Sept. 2007)

Robert Band	2008	$ 576,000	-	$ 686,400	$ 13,500	$ 576,000	$ 118,900	$ 39,500	$ 2,010,300
President	2007	$ 538,500	-	$ 1,263,800		$ 538,500	$ 345,000	$ 35,800	$ 2,721,600
	2006	$ 484,100	$ 250,000	$ 947,900		$ 484,100	$ 27,800	$ 27,300	$ 2,221,200

Mark A. Caspers	2008	$ 540,400	-	$ 2,612,800	$ 9,000	$ 517,400	$ 16,000	$ 202,200	$ 3,897,800
Executive Vice	2007	$ 482,700	$ 150,000	$ 947,900	-	$ 462,200	$ 26,150	$ 56,700	$ 2,125,650
President, CEO	2006	$ 401,000	-	$ 710,900	-	$ 307,100	-	$ 79,400	$ 1,498,400
Building Group

Craig W. Shaw	2008	$ 540,400	-	$ 1,010,000	$ 9,000	$ 517,400	$ 87,300	$ 164,900	$ 2,329,000
President and CEO	2007	$ 500,000	$ 150,000	$ 1,895,700	-	$ 478,750	$ 198,800	$ 92,100	$ 3,315,350
Perini Building	2006	$ 484,100	-	$ 1,421,800	-	$ 463,600	$ 6,100	$ 84,000	$ 2,459,600
Company

(1)

The salary amounts reflect actual amounts received, which reflect a prorated amount of annual current base salaries because salary increases were not determined or made effective until September 2008. The current annual base salaries for our named executive officers (which have not been increased since September 2008) are: Mr. Tutor, $1,500,000; Mr. Burk, $475,000; Mr. Shaw, $600,000; Mr. Band, $600,000; and Mr. Caspers, $600,000. Mr. Tutor was paid pursuant to a management agreement (See “Tutor-Saliba Management Agreement”, page 27) until September 2008, when he entered into an employment agreement with us (See “Employment Agreement” page 23).

(2)

Amounts are based on the value of restricted stock units on the date of grant valued at the closing market price of our common stock on that date, amortized during the indicated fiscal year in accordance with FAS 123(R). See footnote #11 – Stock-Based Compensation to our Consolidated Financial Statements contained in the 2008 Annual Report to Shareholders. The awards were granted under the 2004 Stock Option and Incentive Plan.

(3)

Amounts shown are based on the Black-Scholes option pricing model. The exercise price of these options is equal to the closing price of our common stock on the date of grant. See footnote #11 – Stock-Based Compensation to our Consolidated Financial Statements contained in the 2008 Annual Report to Shareholders. The options were granted under the 2004 Stock Option and Incentive Plan.

(4)

These amounts represent payments made in 2009, 2008 and 2007, based on attainment of pretax income goals for 2008, 2007 and 2006 under our incentive compensation plans discussed above under the heading “Incentive Compensation Plans”. For 2007, Mr. Shaw and Mr. Caspers each received a discretionary payment of $150,000 in addition to the amounts payable under the plan formula, as reflected in the “Bonus” column. For 2006, Mr. Tutor and Mr. Band received discretionary payments of $800,000 and $250,000, respectively, which has been similarly reflected.

Messrs. Shaw and Caspers, with the concurrence of the Compensation Committee, had a portion of their annual incentive payments allocated to a bonus pool for the benefit of employees who work for Perini Building Company and who are otherwise not eligible to participate in the incentive compensation plan. As a result, the incentive payments for 2008 made to Messrs. Shaw and Caspers were each reduced by $23,000; ($21,250 and $20,500 for 2007; $20,600 and $13,600 for 2006, respectively), to fund these allocations.

(5)

Perini has a non-contributory defined benefit pension plan for all of our full-time employees which was “frozen” as of June 1, 2004, meaning that final average earnings and years of service will be determined as of June 1, 2004 for purposes of calculating future benefits. Certain pension benefits payable have been augmented by a benefits equalization plan, or BEP, which was also frozen on June 1, 2004. The amounts presented here represent the difference between the present value of the benefits payable from the pension plan and the BEP as of December 31, 2008, 2007 and 2006, as compared to December 31, 2007, 2006 and 2005. The present values were calculated using the discount rates used to compute our pension benefit obligations at year end, which were 6.29%, 6.41%, 5.86% and 5.62% for December 31, 2008, 2007, 2006 and 2005, respectively. As the plans are frozen, the change in pension value above is primarily caused by the change in the discount rate and the present value effect of the individual being one year closer to normal retirement age. The change in 2007 is additionally impacted to reflect the earliest retirement age for which benefits are unreduced in conformance with SEC guidance issued that year. The change in pension value attributable to the 2007 change in the retirement age assumption is $369,200 for Mr. Band, $50,600 for Mr. Caspers, and $273,300 for Mr. Shaw. Mr. Tutor and Mr. Burk do not participate in these plans.

(6)

The $790,600 listed for Mr. Tutor represents $688,900 of management service fees paid to Tutor-Saliba Corporation for the period from January 1 until September 8, 2008, the date of the merger with Tutor-Saliba. Subsequent to the merger, Mr. Tutor’s employment and compensation are covered by the terms of an employment agreement, see “Employment Agreement”, page 23. Such amount also includes company vehicle use ($12,900) and drivers ($42,200), accounting and tax services ($36,700), personal use of corporate aircraft, waiver of employee contribution to medical and dental insurance premiums and life insurance premiums.

The $124,200 listed for Mr. Burk includes temporary housing expenses ($58,300) and vehicle use/allowance ($28,000). It also includes tax gross-ups of $22,300, club dues, his 401(k) match and life insurance premiums.

The $164,900 listed for Mr. Shaw includes housing expenses ($87,400), company vehicle use ($28,700), tax gross-ups ($25,000) and club membership dues ($11,700). It also includes his 401(k) match and life insurance premiums.

The $39,500 listed for Mr. Band includes company vehicle use ($13,800), his 401(k) match ($9,000), tax gross-ups ($9,900), life The $202,200 listed for Mr. Caspers includes vehicle use ($22,000), housing expenses ($101,800), travel insurance premiums ($6,400) and club membership. allowance ($21,900), tax gross-ups ($38,000) and club membership dues. It also includes his 401(k) match and life insurance premiums.

(7)	We negotiated and signed a five-year employment agreement with Mr. Tutor that became effective upon the merger of Perini with Tutor-Saliba. See “Employment Agreement”, page 23.

Grants of Plan-Based Awards Table

									All		Grant
									Other		Date
									Option		Fair
								All Other	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Stock	Underlying	or Base	Stock
		Under Non-Equity			Under Equity Incentive			Awards:	# of	Price of	and
		Incentive Plan Awards			Plan Awards			# of Shares	Securities	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Share)	($)

R. Tutor	4/07/2008	1,210,300	1,512,850	1,512,850	-	-	-	-	-	-	-

K. Burk	4/07/2008	247,800	309,700	309,700	-	-	-	-	-	-	-
	11/19/2008	-	-	-	-	627,000	627,000	-	50,000	12.54	362,250

C. Shaw	4/07/2008	432,300	540,400	540,400	-	-	-	-	-	-	-
	11/19/2008	-	-	-	-	627,000	627,000	-	50,000	12.54	362,250

R. Band	4/07/2008	460,800	576,000	576,000	-	-	-	-	-	-	-
	11/19/2008	-	-	-	-	940,500	940,500	-	75,000	12.54	543,750

M. Caspers	3/18/2008	-	-	-	-	2,580,000	2,580,000	-	-	-	-
	4/07/2008	432,300	540,400	540,400	-	-	-	-	-	-	-
	11/19/2008	-	-	-	-	627,000	627,000	-	50,000	12.54	362,250

The Non-Equity Incentive Plan is discussed under “Incentive Compensation Plan-Annual Awards” beginning on page 15. These awards were granted in April 2008 contingent upon the attainment of 2008 pretax income goals. The related goals were established by the Compensation Committee following consultation with management, and were set at a level that the Compensation Committee believed was achievable with a high level of effort. The goals were met, and the Compensation Committee voted to make the maximum payout according to the plan formula to the above individuals in March 2009, consistent with the terms of the plan.

The Equity Incentive Plan, which consists of the 2004 Stock Option and Incentive Plan, is discussed under “Long-Term Incentives” on page 16. The restricted stock units awarded are valued at the closing price of our common stock on the measurement date, in accordance with FAS 123(R). With the exception of the March 18, 2008 award to Mr. Caspers, these awards are subject to performance-based vesting related to pretax income goals. They are scheduled to vest, if goals are met, in November, 2013.

The March 18, 2008 awards to Mr. Caspers are time-vested. Of the 75,000 shares granted, 25,000 shares vested on the date of grant, 25,000 shares vested on January 2, 2009 and 25,000 shares are scheduled to vest on January 2, 2010. This award was made to reflect Mr. Caspers’ current position with the Company versus his role at the time the April, 2006 grants were awarded.

The stock options are exercisable at a price equal to the closing price on the date of grant, and are valued based on the Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End Table

	Options Awards(1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Ronald N. Tutor	—	—	—	$ —		—	$ —	—	—
Kenneth R. Burk	—	—	50,000	$12.54	11/18/2018	—	$ —	75,000	$ 1,753,500
Craig W. Shaw	—	—	50,000	$12.54	11/18/2018	—	$ —	150,000	$ 3,507,000
Robert Band	—	—	75,000	$12.54	11/18/2018	—	$ —	141,667	$ 3,312,200
Mark A. Caspers	—	—	50,000	$12.54	11/18/2018	—	$ —	150,000	$ 3,507,000

(1)	All options listed are scheduled to vest on November 18, 2013.
(2)	Value is based on the closing market price of $23.38 on December 31, 2008.
(3)	Vesting is scheduled according to the following table:

	Jan. 2009	Jan. 2010	Nov. 2013	Total
Kenneth R. Burk	25,000(T)	—	50,000(P)	75,000
Craig W. Shaw	50,000(P)	50,000(P)	50,000(P)	150,000
Robert Band	33,333(P)	33,334(P)	75,000(P)	141,667
Mark A. Caspers	50,000(T)	50,000(T)	50,000(P)	150,000

(T)—Units are time vested
(P)—Units are performance-vested

Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Ronald N. Tutor	—	—	150,000 (P)	$ 4,957,500
Kenneth R. Burk	—	—	25,000 (T)	1,012,500
Craig W. Shaw	—	—	50,000 (P)	2,065,000
Robert Band	—	—	33,333 (P)	1,376,650
Mark A. Caspers	—	—	50,000 (T)	1,892,500

(1) Reflects the closing price of the Company’s common stock on the vesting date.

(P)—Vesting is based on attainment of pretax profit goals.

(T)—These awards are time-vested.

Pension Benefits for 2008 Fiscal Year

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Ronald N. Tutor		—	$ —	$ —
Kenneth R. Burk		—	$ —	$ —
Craig W. Shaw	Pension Plan	27	$ 368,780	$ —
	BEP	27	$ 758,775
Robert Band	Pension Plan	31	$ 581,008	$ —
	BEP	31	$ 1,111,691
Mark A. Caspers	Pension Plan	23	$ 185,150	$ —

(1)	Assumes retirement occurs at the later of age 62 or current age, and a discount rate of 6.29%. Based on RP2000 mortality tables, projected to 2006 by Scale AA.

Perini has a defined benefit pension plan that covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is noncontributory and benefits are based on an employee’s years of service and “final average earnings” (as defined). The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. Perini also has an unfunded supplemental retirement plan (referred to as the Benefits Equalization Plan, or BEP) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws.

The normal retirement benefit under these plans is equal to:

.75% of “final average earnings”, not in excess of “covered compensation” (each as defined), multiplied by years of service, up to 25; plus

1.5% of final average earnings, in excess of covered compensation multiplied by years of service, up to 25.

Our plans provide for early retirement upon either the attainment of age 55 and 10 years of service, or the completion of 25 years of service. Accordingly, Mr. Shaw and Mr. Band are currently eligible for early retirement benefits. Under our plans, a participant who elects early retirement may elect to receive either an immediate early retirement income equal to 91% of his or her normal retirement benefit or a deferred benefit. Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his or her normal retirement benefit. A reduced benefit is available for a participant who elects early retirement and wishes to receive benefits prior to age 62. The ages of Mr. Band, Mr. Caspers and Mr. Shaw are 61, 46 and 54, respectively.

Effective June 1, 2004, all benefit accruals under Perini’s pension plans were frozen; however, the current vested benefit was preserved. Accordingly, our named executive officers will not earn additional pension benefits, but they may become eligible for an early retirement benefit (which will be based on their “frozen” normal retirement benefit) based on service after June 1, 2004.

 Termination Benefits - Potential Payments Upon Termination or Change in Control

Employment Agreement

Effective September 8, 2008 upon closing of the merger transaction with Tutor-Saliba Corporation, the Company entered into an employment agreement with Ronald N. Tutor. Under the terms of the employment agreement, Mr. Tutor serves as Chairman of the Board and Chief Executive Officer, is paid an annual base salary of at least $1,500,000 and is paid, subject to performance criteria to be determined by the Compensation Committee, an annual bonus of 175% of salary which is subject to adjustment pursuant to a formula established by the Compensation Committee for Perini’s performance above and below target. Mr. Tutor will be considered for equity incentives at the discretion of the Compensation Committee, and receives various benefits and perquisites including (i) 150 hours of flying time per calendar year of personal use of Perini’s business jet, with any unused balance being carried forward to subsequent years while employed; (ii) use of an automobile and driver, and use of an apartment in Las Vegas, Nevada, in each case on terms and conditions to be determined by the Board; (iii) participation in all fringe benefits and perquisites made available generally to senior executives of Perini, generally on the same terms and conditions, (iv) 30 days vacation; (v) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Perini, to the extent eligible. Furthermore Perini provides Mr. Tutor with an allowance covering executive life insurance and/or personal financial services not to exceed $175,000 annually.

The initial term of the employment agreement is five years, commencing on September 8, 2008, which was the effective date of the company’s merger with Tutor-Sailba. The term extends automatically for successive one-year periods, unless either party notifies the other at least 90 days in advance of the expiration of the employment agreement that it does not intend to renew the employment agreement.

Mr. Tutor has agreed that during the term of his employment with Perini and for two years after the end of his employment (unless his employment is terminated by Perini without “Cause” or he terminates his employment for “Good Reason” (each as defined in the employment agreement)), he will not compete with Perini or solicit certain of its employees. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information.

If Mr. Tutor’s benefits and payments become subject to an excise tax under Section 4999 of the Internal Revenue Code in connection with a change in control of Perini, he will be entitled to an additional “gross-up payment” to compensate him for the amount of this additional excise tax.

Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2008:

					O/S	Cash
	Base				Equity	Lump	Tax
	Salary	Bonus	Benefits	Perquisites	Awards	Sum	Gross-ups
Triggering Event	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total

A. Death	-	-	$ 40,400	$ 33,500	-	-	-	$ 73,900

B. Disability	-	-	$ 40,400	$ 33,500	-	-	-	$ 73,900

C. Termination by Employer	-	-	$ 40,400	$ 33,500	-	-	-	$ 73,900
for Cause or by Executive
without Good Reason

D. Termination by Employer	-	$ 1,512,850	$ 76,100	$ 33,500	-	$ 8,250,000	-	$ 9,872,450
without Cause or by Executive
with Good Reason

E. Change in Control (8)	-	$ 1,512,850	$ 132,000	$ 33,500	-	$ 12,375,000	-	$14,053,350

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of 12/31/08, Mr. Tutor was not owed any accrued salary.
(2)

The incentive compensation for 2008 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. The amount represents the bonus earned by Mr. Tutor before the merger, plus a pro rata bonus for the period following the merger at 175% of salary, which is the target rate in the employment agreement.

(3)

Benefits include vacation, health benefits and other insurance. Termination under all Events would result in payment for accrued vacation (7 days at 12/31/08, valued at approximately $40,400). Event D would require continuation of health and insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $35,700 at 12/31/08), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage. Event E would require continuation of health and insurance benefits for the greater of 36 months or the balance of the employment period, which was 56 months at 12/31/08 (estimated at $91,700), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.

(4)

In all cases Mr. Tutor would be due the unused balance of his personal aircraft use and executive life insurance/financial services allowance at 12/31/08, which total $11,900 and $21,600, respectively.

(5)

Mr. Tutor did not have outstanding equity awards at 12/31/08. All outstanding equity awards would immediately vest and outstanding options would remain exercisable under Events A, B, D and E. Mr. Tutor’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C.

(6)

A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event D; and three times the sum of annual salary and target bonus in the case of Event E.

(7)	The “Safe Harbor Amount” under Section 280G exceeds the maximum triggered payment; therefore no Section 4999 excise tax would be due.
(8)

This event applies if there is a change in control and Mr. Tutor is terminated other than for cause or disability, if he was terminated in anticipation of a change in control, or if Mr. Tutor terminated the Agreement for good reason within two years following a change in control.

Perini will generally have “Cause” to terminate Mr. Tutor’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Perini. For purposes of this provision, no act or failure to act, on the part of

Mr. Tutor, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Tutor in bad faith or without reasonable belief that his action or omission was in the best interest of Perini. Any termination for Cause generally requires written notice to Mr. Tutor and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Tutor is to be terminated for Cause after giving him an opportunity to be heard by the Board.

Mr. Tutor will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; (ii) any reduction in his base salary; (iii) a material diminution in his authority, responsibilities or duties; (iv) the assignment of duties materially inconsistent with his position; (v) a relocation of his place of employment to a location more than 50 miles further from the current offices near Los Angeles, California; (vi) any other material breach of the terms the employment agreement or (vii) the failure of Perini to have his contract assumed after a merger, consolidation, sale or similar transaction. In order to invoke a termination for Good Reason, Mr. Tutor must notify Perini of the existence of the event of Good Reason within 90 days of its occurrence, Perini must fail to cure the event within 30 days of the notice, and Mr. Tutor must terminate his employment within 10 days of the expiration of such period.

None of our other executive officers has an agreement with us providing for termination benefits.

Director Compensation

The following table sets forth compensation information for 2008 for each member of our Board.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Stock	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (a)	($) (b)	($)	($)	($) (d)	($)	($)

Peter Arkley	164,700	41,900	-	-	-	-	206,600
Marilyn A. Alexander	85,400	26,200	-	-	-	-	111,600
Robert Band	(c)	(c)	(c)	(c)	(c)	(c)	(c)
Willard W. Brittain, Jr.	172,700	41,900	-	-	-	-	214,600
Robert A. Kennedy	164,200	41,900	-	-	-	-	206,100
Michael R. Klein	224,300	216,500	-	-	-	-	440,800
Robert L. Miller	91,100	41,900	-	-	-	-	133,000
Chrysostomos L. Nikias	82,400	25,500	-	-	-	-	107,900
Raymond R. Oneglia	102,500	41,900	-	-	-	-	144,400
Donald D. Snyder	83,300	26,200	-	-	-	-	109,500
Ronald N. Tutor	(c)	(c)	(c)	(c)	(c)	(c)	(c)

(a)

Our Board receives an annual retainer fee of $80,000, payable in cash, stock or any combination thereof at the option of each director, which is reported here (they also receive 1,000 shares of common stock). The details of each director’s election pertaining to the $80,000 retainer payment is as follows:

	Cash		Share	Stock
Name	Payment	# Shares	Price*	Value

Peter Arkley	-	1,908	$ 41.91	$ 80,000
Marilyn A. Alexander	$ 80,000	-	-	-
Willard W. Brittain, Jr.	-	1,908	41.91	$ 80,000
Robert A. Kennedy	$ 59,000	500	41.91	$ 21,000
Michael R. Klein	-	1,908	41.91	$ 80,000
Robert L. Miller	-	1,908	41.91	$ 80,000
Chrysostomos L. Nikias	$ 32,000	1,880	25.52	$ 48,000
Raymond R. Oneglia	-	1,908	41.91	$ 80,000
Donald D. Snyder	$ 40,000	1,527	26.19	$ 40,000
* Closing price on the date awarded.

(b)

As part of their annual retainer fee, our directors receive 1,000 shares of our common stock, valued at the closing price on the date awarded. Mr. Klein also received an award of 100,000 restricted stock units on September 5, 2008 in recognition of his contributions to the Board. This award, subject to time-vesting, is scheduled to vest in September 2013.

(c)	Mr. Band and Mr. Tutor are named executive officers, whose compensation appears on the Summary Compensation Table. They do not receive director’s fees.

Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, this committee reviews the functions being performed by the Board and its committees, as well as the board compensation paid by similar companies, in order to determine whether an adjustment should be made.

Fees for our outside directors consist of an annual retainer fee of $80,000, payable in cash or common stock at each director’s option, plus 1,000 shares of common stock. Directors also receive $900 per Board meeting attended in person and $300 per meeting attended telephonically. Members of the Audit Committee receive $2,000 per meeting attended in person and $500 per meeting attended telephonically. The Audit Committee Chair receives an additional annual retainer of $10,000. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per meeting attended in person ($300 if attended telephonically). In May 2008, the Compensation Committee voted to increase the annual retainer fee from $40,000 to $80,000 based on a review of other public companies’ board compensation as well as recognition of recent and continuing growth of Perini. All other components of Board compensation remained unchanged.

During 2008, the Board also created a Special Committee to explore and evaluate potential strategic transactions that might be available to Perini, including in particular a business combination transaction with Tutor-Saliba. Members of the Committee – Messrs. Arkley, Brittain and Kennedy – received a one-time retainer of $50,000; Mr. Klein, as chairman, received $60,000. All members of the Committee received $2,000 per meeting attended. The Special Committee was dissolved in the fourth quarter of 2008 following the September 2008 completion of the merger.

No directors had outstanding stock options at December 31, 2008.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted the Code of Business Conduct and Ethics for all executive officers, directors and employees that addresses potential conflict of interest situations, including related party transactions. Under this policy, any questions are required to be directed to our chief compliance officer, and suspected violations are required to be reported to the chief compliance officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties, and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee in accordance with our policies. In addition, we believe that the transactions described below were on terms that were at least as favorable to us as we would have expected to negotiate with other unaffiliated third parties at the point in time these transactions were consummated.

Tutor-Saliba Management Agreement

In January 1997, we entered into a management agreement with Tutor-Saliba and Ronald N. Tutor, chief executive officer and primary beneficial owner of Tutor-Saliba, to provide certain management services. The management agreement was renewed annually by our Compensation Committee, which consists entirely of independent directors, under the same basic terms and conditions as the initial agreement except that the amount of the fee payable thereunder by us to Tutor-Saliba was increased. In 2007, the Compensation Committee voted to increase the annual payment to $1,000,000. This agreement was terminated in September 2008 upon the closing of the merger transaction with Tutor-Saliba. Mr. Tutor now has an employment agreement with the Company. See “Employment Agreement”, page 23.

Merger With Tutor-Saliba Corporation

On September 8, 2008, we completed the merger with Tutor-Saliba pursuant to an agreement and plan of merger between us, Tutor-Saliba, Ronald N. Tutor and shareholders of Tutor-Saliba. The merger and related transactions were recommended to the Board by the Special Committee which included only independent and disinterested directors. Subsequent to the approval of the merger by our shareholders, we issued 22,987,293 shares of our common stock to the shareholders of Tutor-Saliba in exchange for 100% of the outstanding capital stock of Tutor-Saliba. Mr. Tutor served as our Chairman and Chief Executive Officer prior to the merger and continues in that role pursuant to an employment agreement (See “Employment Agreement”, page 23). In addition, Mr. Tutor controls two trusts that collectively owned 96% of the outstanding stock of Tutor-Saliba prior to the merger. As a result of the merger, Mr. Tutor, through these two trusts, became the beneficial owner of approximately 43% of our outstanding common stock. (Mr. Tutor’s beneficial ownership has since increased to 46% of our outstanding common stock due to the effect of our share repurchase program, which decreased the number of outstanding shares by approximately 2 million shares.) The shares owned by the two trusts are subject to certain restrictions contained in a shareholders agreement between Mr. Tutor, us and other former Tutor-Saliba shareholders as described on page 28.

Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into the Shareholders Agreement with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Perini.

Composition of the Board of Directors

The Shareholders Agreement provides that the shareholder representative has the right to designate two nominees for election to the Board for so long as the Tutor group (former Tutor-Saliba shareholders) owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor group owns less than 22.5% but more than 11.25% of the outstanding shares of common stock. In addition, for so long as Mr. Tutor serves as the chief executive officer of Perini, he will be nominated for election to the Board. At each meeting of shareholders at which directors are to be elected, we have agreed to nominate for election to the Board and recommend the election of the shareholder representative’s designees and Mr. Tutor (as long as he serves as our chief executive officer), subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

Voting Restrictions

Pursuant to the Shareholders Agreement, the Tutor group will vote all of their shares of common stock in support of the Board’s slate of directors.

In addition, on all other matters to be voted on by shareholders, the Shareholders Agreement provides that the Tutor group will vote their shares of common stock that are, in the aggregate, equal to up to 20% of the voting power of the outstanding shares in their discretion and the balance of their shares in the same proportions as all other shares of common stock (excluding the Tutor group) are voted on such matter.

These restrictions on voting remain in effect until the later of the third anniversary of the effective time of the merger or the date on which the Tutor group owns less than 20% of the aggregate issued and outstanding shares of common stock.

Standstill

Pursuant to the Shareholders Agreement, until the later of the third anniversary of the effective time of the merger or the date on which the Tutor group owns less than 20% of the outstanding shares of common stock, the Tutor group may not take certain actions that may be deemed to be actions to obtain control of Perini, including:

•

acquiring or offering to acquire shares of Perini common stock that will result in the Tutor group collectively owning shares stock equal to more than the percentage of the total outstanding shares of common stock to be held by them at the effective time of the merger (approximately 43%);

•	directly or indirectly soliciting proxies;
•	forming a “group” within the meaning of the federal securities laws;

•	granting any proxies or voting power with respect to their shares or depositing any shares in a voting trust;
•	initiating shareholder proposals;
•	seeking election of new board members or replacement of current board members;
•	seeking to call shareholder meetings;
•	making any public announcement or proposal with respect to any form of business combination transaction involving Perini; or
•	seeking publicly to have Perini waive, amend or modify any of the standstill provisions contained in the Shareholders Agreement.

These standstill restrictions will not prohibit or restrict any action taken by a director or designee of the shareholder representative as a member of the Perini board of directors or the exercise of any voting rights with regard to shares of Perini common stock.

Transfer Restrictions

The Shareholders Agreement provides that for six months after the completion of the merger, none of the Tutor group shareholders may transfer or dispose of the shares of Perini common stock acquired pursuant to the merger other than to certain affiliated persons or pursuant to the exercise of piggyback registration rights described below following the decision by Perini to register shares of common stock.

After the six-month anniversary of the completion of the merger, the Tutor group will not be permitted to transfer shares of common stock unless after doing so they continue to collectively own at least 70% of the shares of Perini common stock acquired by them pursuant to the merger. This restriction on the transfer of shares continues until the later of the fifth anniversary of the effective time of the merger or the date on which the Tutor group owns less than 20% of the aggregate issued and outstanding shares of Perini common stock. After the fifth anniversary of the effective time of the merger or following the termination of Mr. Tutor’s employment without Cause pursuant to the employment agreement, such restrictions lapse and the Tutor group may transfer shares of Perini common stock so long as such transfers do not include a transfer of shares directly or indirectly equal to 15% of the total voting power of Perini to any person or group. In addition, all transfer restrictions under the Shareholders Agreement terminate on the date that is the later of the fifth anniversary of the completion of the merger and such time as the Tutor Group collectively ceases to own 20% of the aggregate issued and outstanding shares of Perini common stock. Notwithstanding the foregoing, the Tutor group shareholders may transfer or dispose of shares of Perini common stock in any transactions approved by a majority of the Board, excluding Mr. Tutor and the directors designated by him in his capacity as the shareholder representative.

Registration Rights

Pursuant to the Shareholders Agreement, Perini has agreed to give the Tutor group certain registration rights with respect to the shares of Perini common stock acquired pursuant to the merger. Following the six-month anniversary of the effective time of the merger and subject to the continuing effect of the transfer restrictions set forth in the Shareholders Agreement noted above, the shareholder representative may require Perini, on up to three occasions, to register shares of common stock issued to the Tutor group in connection with the merger for resale under the

Securities Act in an underwritten offering. Perini is responsible for paying the expenses of any such registration.

If we propose to register any securities under the Securities Act, each member of the Tutor group must receive notice of the registration and the opportunity to include its shares of Perini common stock in the registration. These “piggyback registration” registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Perini’s right not to effect a requested registration. Perini is responsible for paying the expenses of any such registration.

Leased Property

We lease certain facilities from Ronald N. Tutor and an affiliate owned by Mr. Tutor under non-cancelable operating lease agreements with monthly payments of $140,000, which increase at 3% per annum beginning July 1, 2007 and expiring in July 31, 2016. Lease expense for these leases recorded on a straight-line basis was $0.7 million for the four months ended December 31, 2008.

O&G Joint Ventures

Historically, we have participated in certain joint ventures with O&G Industries, Inc., of which Raymond R. Oneglia, one of our directors, is vice chairman of the board of directors. These joint ventures generated total revenues of $8.7 million in 2008 of which our share contributed $6.1 million to our consolidated revenues for the year ended December 31, 2008.

Guaranty of Tutor-Saliba Surety Bonds

Prior to our merger with Tutor-Saliba, Mr. Tutor, who was the controlling stockholder, chairman, president and chief executive officer of Tutor-Saliba, was regularly required to provide personal guaranties of Tutor-Saliba’s obligations to insurance companies that provided surety bonds in connection with certain of Tutor-Saliba’s construction projects. As a result of the merger, we do not expect that Mr. Tutor will be required to continue providing personal guaranties to support Tutor-Saliba’s obligations, given the combined balance sheet of Perini and Tutor-Saliba. As contemplated by the terms of the merger agreement, Perini is working to replace Mr. Tutor as a guarantor on the remaining Tutor-Saliba surety bond obligations. At present there are 25 remaining Tutor-Saliba projects that involve surety bonds for which Mr. Tutor provided a personal guaranty prior to the merger. These projects are in various stages of completion, and the aggregate remaining surety bond exposure on these projects is approximately $410 million. We have not paid Mr. Tutor any additional compensation for remaining as a guarantor of these obligations following completion of the merger.

Guaranty of McCarran Airport Surety Bonds

In July 2008, in connection with the McCarran Airport construction project awarded to Perini Building Company which required approximately $600 million in bonding, Perini established those surety facilities with National Union Fire Insurance Company of Pittsburgh, Pa., Safeco Insurance Company of America and Zurich American Insurance Company. In the negotiation over the establishment of these facilities, those surety companies insisted that Mr. Tutor agree to personally guarantee the surety bond obligations as a co-guarantor with Perini, for the benefit of Perini Building Company and he acceded to that demand. The Board is considering whether to compensate Mr. Tutor for this guaranty and if so, in what amount, taking into account customary practice in the construction industry with respect to third-party guaranties of surety bond obligations and any analogous precedent in other industries. Any compensation arrangement would be subject to approval by the Audit Committee in accordance with Perini’s policy regarding the review and approval of related party transactions. As of the date of this proxy statement, no decision had been made on the issue of whether to pay any compensation to Mr. Tutor for this guarantee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. Mr. Tutor serves on the Executive Committee of the Board of Trustees of the University of Southern California, where Chrysostomos L. Nikias, a member of our Board, is Provost. Due to this relationship, our Board has determined that Mr. Nikias is not an independent director. Otherwise none of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Perini’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership of our common stock (including options and warrants to acquire common stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports of ownership received by us and certifications from our Executive Officers and Directors, we believe that during fiscal year 2008, absent the exception discussed below, all filing requirements applicable to our Insiders were met.

Peter Arkley, one of our directors, did not, due to an oversight, notify the Company when he purchased 5,000 shares and disposed of 13,408 shares of our common stock in fourteen transactions that took place on three dates between November, 2007 and December, 2008. On February 27, 2009 a Form 4 was filed on his behalf to report these transactions.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of February 28, 2009 of our common stock by each Director; each Executive Officer named in the summary compensation table; all Directors and Executive Officers as a Group; and all persons we know to hold in excess of 5% of our common stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701.

	Shares of Common Stock
	Beneficially Owned on
	February 28, 2009
	(1) (2)
Name	Shares		%

Directors and Executive Officers
Ronald N. Tutor	22,256,155	(3)	45.87%
Michael R. Klein	146,031		* *
Mark A. Caspers	80,887		* *
Craig W. Shaw	70,000		* *
Robert L. Miller	68,711		* *
Robert Band	57,545		* *
Kenneth R. Burk	34,219		* *
Raymond R. Oneglia	14,736		* *
Willard W. Brittain, Jr.	13,436	(4)	* *
Robert A. Kennedy	3,500		* *
Chrysostomos L. Nikias	3,480	(5)	* *
Donald D. Snyder	2,527		* *
Marilyn A. Alexander	1,000		* *
Peter Arkley	-		-

All Directors and Executive Officers as a Group (14 persons)	22,752,227		46.90%

Beneficial Ownership of 5% or More
Ronald N. Tutor	22,256,155	(3)	45.87%

Total beneficial owners of more than 5% of Perini Common Stock	22,256,155		45.87%

**	Less than 1%
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60 days of February 28, 2009 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on 48,516,555 shares of common stock outstanding as of February 28, 2009.
(3)

Includes 20,572,900 shares held by Ronald N. Tutor Separate Property Trust and 1,533,255 shares held by Ronald N. Tutor 2006 Quick GRAT, both trusts controlled by Ronald N. Tutor and parties to the shareholders agreement; see “Shareholders Agreement”, page 28.

(4)	Includes 1,600 shares held by a partnership in which Mr. Brittain is a 57.3% owner.
(5)	Includes 600 shares held in the names of Mr. Nikias’ children.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP, independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2009. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2009 annual meeting, our Audit Committee will reconsider their selection of Deloitte & Touche LLP. Deloitte & Touche LLP has been our independent registered public accounting firm since 2002.

Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2008 and 2007, we retained Deloitte & Touche LLP to provide services in the following categories and amounts:

	2008	2007
Audit Fees	$ 2,141,000	$ 1,858,443

Audit Related Fees(1)	$ 812,420	$ 108,600

Tax Fees	$ 200,000	$ -

Total Fees	$ 3,153,420	$ 1,967,043

(1) Of the $812,420 audit related fees for 2008, $805,000 were fees related to the merger with Tutor-Saliba Corporation.

The Audit Committee has considered the nature of the tax services provided by Deloitte & Touche LLP in 2008 and concluded they are compatible with maintaining the auditors’ independence.

Deloitte & Touche LLP has confirmed to the Audit Committee and us that it complies with all rules, standards and policies of the Public Company Accounting Oversight Board, the Independence Standards Board and the SEC governing auditor independence.

THE PERINI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR PERINI FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

PROPOSAL 3: AUTHORIZE CHANGE IN THE NAME OF THE COMPANY TO TUTOR PERINI CORPORATION

On March 20, 2009, the Board approved an amendment to Perini’s articles of organization to change the name of Perini from Perini Corporation to Tutor Perini Corporation. The Board believes that the name change would be in the best interests of Perini and its shareholders because the new name reflects the larger more diverse merged company and allows Perini to maximize the benefit of the reputations and goodwill of both Tutor-Saliba and Perini.

If the name change is approved by our shareholders, it will become effective when the articles of amendment are delivered to the Secretary of Commonwealth for the Commonwealth of Massachusetts for filing. Perini intends to deliver the articles of amendment for filing promptly after the shareholders approve the name change. Perini has reserved the stock symbol “TPC” in anticipation of this change, and if the name change proposal is approved, Perini intends to request that the common stock trade under this new symbol on the NYSE, rather than the current “PCR” symbol.

If the name change is approved, Article 1 of Perini’s Articles of Incorporation will be amended to read in its entirety as follows: “The name by which the corporation shall be known is: “Tutor Perini Corporation.”

If approved by the shareholders, the name change will not alter the terms or rights of holders of Perini common stock, or affect the validity or transferability of any existing stock certificates that bear the name “Perini Corporation.” If the name change is approved, shareholders with certificated shares should continue to hold their existing stock certificates. The rights of shareholders holding certificated shares under existing stock certificates and the number of shares represented by those certificates will remain unchanged. Direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “Tutor Perini Corporation.”

If the name change is not approved, the proposed amendment to Perini’s Articles of Incorporation will not be made and the name of the corporation and the ticker symbol for trading of its common stock on the NYSE will remain unchanged.

THE PERINI BOARD OF DIRECTORS RECOMMENDS THAT PERINI SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO TUTOR PERINI CORPORATION.

PROPOSAL 4 — APPROVAL OF THE SECTION 162(M) PERFORMANCE GOALS AND ANNUAL GRANT LIMITATIONS UNDER THE 2004 STOCK OPTION AND INCENTIVE PLAN

Perini maintains the 2004 Stock Option and Incentive Plan, as amended on September 5, 2008 (the “2004 Plan”), for the benefit of eligible officers, employees, non-employee directors and other key persons of Perini and its subsidiaries. The 2004 Plan is being submitted to the shareholders of Perini for approval of:

•	the Section 162(m) performance goals under the 2004 Plan (as described in further detail below in the section captioned “Section 162(m) Awards”); and

•

the Section 162(m) annual grant limitations applicable to grants of awards under the plan to individual plan participants (as described in further detail below in the section captioned “Eligibility and Limitation on Grants”).

Approval of the foregoing will allow certain incentive awards granted under the 2004 Plan to executive officers of Perini to continue to qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code, which otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to the principal executive officer and to certain of the other most highly compensated executive officers of publicly held companies. Section 162(m) of the Internal Revenue Code generally requires such performance goals to be approved by shareholders every five years. Since the 2004 Plan was approved in 2004, Perini is now required to have the performance goals under the 2004 Plan approved by Perini’s shareholders.

The Board of Directors has also adopted certain other minor clarifying amendments to the 2004 Plan to reflect developments in applicable law and equity compensation practices, which do not require shareholder approval.

If the requisite shareholder approval of the Section 162(m) performance goals and annual grant limitations is not obtained, awards granted under the 2004 Plan following the 2009 Annual Meeting will not qualify for the “performance-based compensation” exception from the deductibility limitations under Section 162(m) of the Internal Revenue Code..

The following is a summary of the material terms of the 2004 Plan. Such description is qualified by reference to the full text of the 2004 Plan, which is appended hereto as Annex A.

Description of the 2004 Stock Option and Incentive Plan

The 2004 Plan is administered by the Compensation Committee of our Board of Directors (the “Administrator”). The Administrator, in its discretion, may grant stock-based awards to officers, employees, non-employee directors and other key persons under the 2004 Plan.

2004 Plan Administration. The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2004 Plan. The Administrator may permit common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals. In addition, the Administrator may not reprice outstanding options.

Eligibility and Limitations on Grants. All full-time and part-time officers, employees, non-employee directors and other key persons of Perini and its subsidiaries are eligible to participate in the 2004 Plan, subject to the discretion of the Administrator. The number of individuals potentially eligible to participate in the 2004 Plan is approximately 75 people.

The maximum number of shares of common stock originally reserved for issuance under the 2004 Plan, as amended is 5,500,000 subject to adjustment for changes in capital structure. As of March 13th, 2009, 1,986,537 shares of common stock remained available for issuance under the 2004 Plan.

The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 200,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock or deferred stock granted to an individual is intended to qualify as “performance based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 200,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any twelve–month period.

Stock Options. Options granted under the 2004 Plan may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Incentive options may be granted only to employees of Perini or any subsidiary. Options granted under the 2004 Plan will be non-qualified options if they (i) fail to qualify as incentive options, (ii) are granted to a person not eligible to receive incentive options under the Code, or (iii) otherwise so provide. Non-qualified options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and other key persons.

Other Option Terms. The Administrator has authority to determine the terms of options granted under the 2004 Plan. Options are granted with an exercise price that is not less than the fair market value of the shares of common stock on the date of the option grant.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2004 Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the 2004 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the 2004 Plan may be exercised for cash or by transfer to Perini (either actually or by attestation) of shares of common stock that are not then subject to restrictions under any Perini stock plan, and that have a fair market value equivalent to the option exercise price of the shares being purchased. Subject to applicable law, options granted under the 2004 Plan also may be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of ten percent stockholders.

Stock Appreciation Rights. The Administrator may award a stock appreciation right either as a freestanding award or in tandem with a stock option. Upon exercise of the stock appreciation right, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of common stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding stock appreciation right, the price per share specified in such right) times the number of shares of common stock with respect to which the stock appreciation right is exercised. This amount may be paid in cash, in shares of common stock, or a combination of cash and common stock, as determined by the Administrator. The exercise price per share of stock appreciation rights may not be less than 100% of the fair market value of the shares of common stock on the date of grant.

Restricted Stock Awards. The Administrator may grant shares, at a purchase price (which may be zero, subject to the limitations of applicable law) determined by the Administrator, of common stock to any participant subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with Perini through a specified vesting period. The vesting period shall be determined by the Administrator. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock.

Unrestricted Stock Awards. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) of common stock that are free from any restrictions under the 2004 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

Deferred Stock Awards. The Administrator also may award phantom stock units as deferred stock awards to participants. The deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Perini through a specified vesting period. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years. During the deferral period, subject to terms and conditions imposed by the Administrator, the deferred stock awards may be credited with dividend equivalent rights (discussed below). Subject to the consent of the Administrator, a participant may make an advance election to receive a portion of his or her compensation or restricted stock award otherwise due in the form of a deferred stock award.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights that entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the 2004 Plan may be paid currently or be deemed to be reinvested in additional shares of common stock, that may thereafter accrue additional dividend equivalent rights at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under our dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Section 162(m) Awards. Stock options and stock appreciation rights granted under the 2004 Plan are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The Administrator may grant awards of restricted stock and deferred stock that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Administrator. These performance goals will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the Administrator:

•	earnings per share;
•	operating income;
•	gross income;
•	net income (before or after taxes);
•	cash flow;
•	gross profit;
•	gross profit return on investment;
•	gross margin return on investment;
•	gross margin;
•	funds from operations;
•	operating margin;
•	working capital;
•	earnings before interest and taxes;
•	earnings before interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	return on capital;
•	return on invested capital;
•	net revenues;
•	gross revenues;
•	revenue growth;
•	annual recurring revenues;
•	recurring revenues;
•	service revenues;
•	license revenues;
•	sales or market share;
•	total shareholder return;

•	economic value added;
•

specified objectives with regard to limiting the level of increase in all or a portion of Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion;

•	the fair market value of the shares of Perini’s common stock;
•	the growth in the value of an investment in Perini’s common stock assuming the reinvestment of dividends; or
•	reduction in operating expenses.

To the extent permitted by law, the Administrator may also exclude the impact of an event or occurrence which the Administrator determines should be appropriately excluded, including:

•	restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges;
•	an event either not directly related to the operations of Perini or not within the reasonable control of Perini’s management; or

•	a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

In addition, all performance goals may be based upon the attainment of specified levels of performance by Perini (or subsidiary, division or other operational unit of Perini) under one or more of the measures described above relative to the performance of other corporations. The Administrator may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Tax Withholding. Participants under the 2004 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of common stock having a value equal to the amount of such taxes.

Adjustments for Stock Dividends, Mergers, etc. The 2004 Plan authorizes the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2004 Plan and to any outstanding stock options to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of Perini, all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other stock based awards will automatically be deemed waived. In addition, upon the effective time of any such transaction, the 2004 Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or other awards.

Amendments and Termination. The Board may at any time amend or discontinue the 2004 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent. Any amendments that materially change the terms of the 2004 Plan, including any amendments that increase the number of shares reserved for issuance under the 2004 Plan, expand the type of awards available, materially expand the eligibility to participate or materially extend the term of the 2004 Plan, or materially change the method of determining fair market value, will be subject to approval by our shareholders. To the extent required by the Code to ensure that options granted under the 2004 Plan qualify as incentive options or that compensation earned under awards granted under the 2004 Plan qualify as performance-based compensation under the Code, 2004 Plan amendments shall be subject to approval by our shareholders.

Certain U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the 2004 Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and Perini will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to Perini.

If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of common stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of common stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), Perini generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and Perini will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of common stock. Subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), Perini will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of Perini is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the 2004 Plan may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes. Officers and directors of Perini subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

The 2004 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2004 Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

Grants and Awards in 2008

As of December 31, 2008, the following outstanding awards have been granted under the 2004 Plan to each of the executive officers named below, all current executive officers as a group, all non-employee directors as a group, and all other employees, respectively:

	Options Awards (1)		Stock Awards
	Number of		Number of
	Securities	Weighted	Unearned
	Underlying	Average	Shares
	Unexercised	Option	Units or Rights	Market
	Unearned	Exercise	That Have	Value at
Name	Options	Price	Not Vested	12/31/08 (2)
Ronald N. Tutor	-	-	-	-
Kenneth R. Burk	50,000	$12.54	50,000	$ 1,693,000
Robert Band	75,000	$12.54	75,000	$ 1,753,500
Mark A. Caspers	50,000	$12.54	100,000	$ 2,338,000
Craig W. Shaw	50,000	$12.54	50,000	$ 1,169,000
Total executive officers	225,000		275,000	$ 6,429,500

Non-employee directors	-	-	100,000	$ 2,338,000
All other employees	580,000	$23.84	722,500	$ 16,892,050
Total Outstanding	805,000	$20.68	1,097,500	$ 25,659,550

(1) Options vest 9/04/13 (480,000 shares) and 11/18/13 (325,000 shares).

(2) Based on closing market price of $23.38

Future Plan Awards. The terms and number of options or other awards to be granted in the future under the 2004 Plan are to be determined in the discretion of the Administrator. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to Perini’s executive officers or other eligible employees or non-employee directors cannot be determined at this time.

As of March 13, 2009, the closing price on the NYSE of Perini’s common stock was $12.70 per share.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2008, certain information related to Perini’s equity compensation plans.

			Number of securities
			remaining available for future
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans (excluding
	of outstanding options and	outstanding options,	securities reflected
Plan category	warrants and rights	warrants and rights	in column (a))
	(a)	(b)	(c)
Equity Compensation Plans
Approved by Security Holders:
2004 Stock Option and Incentive Plan	2,602,501	$20.68	1,986,537
Special Equity Incentive Plan	36,500	$ 3.97	195,634
Equity Compensation Plans Not
Approved by Security Holders	-	-	-

Total	2,639,001	$19.96	2,182,171

(a) This amount includes 841,500 shares covered by outstanding stock options and 1,797,501 shares covered by outstanding restricted stock unit awards. The weighted-average exercise price of awards outstanding under equity compensation plans approved by security holders reflected in column (b) above is calculated based on the outstanding stock options under these plans as the other forms of awards outstanding have no exercise price.

Board Recommendation

THE PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SECTION 162(M) PERFORMANCE GOALS AND ANNUAL GRANT LIMITATIONS UNDER THE 2004 PLAN.

PROPOSAL 5 — APPROVAL OF THE 2009 GENERAL INCENTIVE COMPENSATION PLAN

The Board has adopted the General Incentive Compensation Plan (the “2009 Plan”), for the benefit of eligible executives, managers and key employees of Perini and its subsidiaries, and directed that the 2009 Plan be submitted to our shareholders at the Annual Meeting. Approval of the 2009 Plan will allow certain incentive awards granted under the 2009 Plan to executive officers of Perini to qualify as exempt "performance-based compensation" under Section 162(m) of the Internal Revenue Code, which otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to the principal executive officer and to certain of the other most highly compensated executive officers of publicly held companies. Section 162(m) of the Internal Revenue Code generally requires such performance goals to be approved by shareholders every five years.

The Board believes that it is in the best interests of Perini and its shareholders to ensure that Perini have the ability to pay incentive bonuses to its executive officers that are deductible by Perini for federal income tax purposes under Section 162(m) of the Internal Revenue Code, and the 2009 Plan has been structured accordingly.

Shareholders are requested to approve the adoption of the 2009 Plan. If the 2009 Plan is approved by the shareholders, Perini will have the ability to pay awards under the 2009 Plan that will qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

If the requisite shareholder approval of the 2009 Plan is not obtained, the 2009 Plan will remain in effect, but awards payable thereunder will not be eligible to qualify for the "performance-based compensation" exception from the deductibility limitations under Section 162(m) of the Internal Revenue Code.

Description of the 2009 General Incentive Compensation Plan

The following description of certain features of the 2009 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2009 Plan that is attached hereto as Annex B.

Purpose. The purpose of the 2009 Plan is to provide eligible executives, managers and key employees with incentive compensation based upon the level of achievement of financial, business and other performance criteria. It is intended that bonuses awarded under the 2009 Plan will qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Administration. The 2009 Plan is administered by the Compensation Committee of the Board. The Compensation Committee has the authority, in its discretion, to make any and all decisions regarding the administration of the 2009 Plan, including selecting executives, managers and key employees eligible to receive awards, establishing performance goals and maximum bonus awards, construing and interpreting the terms of the 2009 Plan and bonuses awarded thereunder, decreasing, paying or declining to pay bonuses under the 2009 Plan, and establishing additional terms, conditions, rules or procedures for the administration of the 2009 Plan, subject, in all cases, to the limitations of Section 162(m) of the Internal Revenue Code with respect to awards intended to comply with the requirements of Section 162(m) of the Internal Revenue Code. All determinations of the Compensation Committee that are not inconsistent with the 2009 Plan will be final and binding on all persons.

Eligibility. Eligible participants under the 2009 Plan are executives, managers and key employees of Perini and its subsidiaries who are selected by the Compensation Committee, based upon the recommendation of the Chief Executive Officer of Perini.

Establishment of Bonuses. For each performance period during the term of the 2009 Plan, the Compensation Committee will designate those executives, managers and key employees who are to be participants in the 2009 Plan for such performance period, assign each participant a maximum award level and establish in writing the performance goals that must be achieved before an award will be paid to the participant. For awards intended to be "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the foregoing determinations will be made within the first ninety days of the performance period.

Performance Goals. Bonuses granted under the 2009 Plan may qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. To the extent that bonuses under the 2009 Plan are intended to be "performance-based compensation" under Section 162(m) of the Internal Revenue Code, such bonuses will be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. Such performance goals will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the Compensation Committee:

•	earnings per share;
•	operating income;
•	gross income;
•	net income (before or after taxes);

•	cash flow;
•	gross profit;
•	gross profit return on investment;
•	gross margin return on investment;
•	gross margin;
•	funds from operations;
•	operating margin;
•	working capital;
•	earnings before interest and taxes;
•	earnings before interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	return on capital;
•	return on invested capital;
•	net revenues;
•	gross revenues;
•	revenue growth;
•	annual recurring revenues;
•	recurring revenues;
•	service revenues;
•	license revenues;
•	sales or market share;
•	total shareholder return;
•	economic value added;
•

specified objectives with regard to limiting the level of increase in all or a portion of Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion;

•	the fair market value of the shares of Perini’s common stock;
•	the growth in the value of an investment in Perini’s common stock assuming the
•	reinvestment of dividends; or
•	reduction in operating expenses.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, including:

•	restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges;
•	an event either not directly related to the operations of Perini or not within the reasonable control of Perini’s management; or

•	a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee, in its sole discretion.

In addition, all performance goals may be based upon the attainment of specified levels of performance by Perini (or subsidiary, division or other operational unit of Perini) under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Internal Revenue Code, the Committee may also designate additional business criteria on which the performance goals may be based or adjust, modify or amend those business criteria.

For purposes of any award under the 2009 Plan intended to be "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the maximum value of any payment in respect of such award to any participant in the 2009 Plan for any 12-month period will be $3,281,250.

Determination of Bonuses. As soon as practicable after the end of each performance period, the Compensation Committee will certify in writing whether the stated performance goals were met and will determine the amount of the bonus to be paid to each 2009 Plan participant. In determining that amount, the Compensation Committee will consider the target bonuses established at the beginning of the performance period, the degree to which the established standards were satisfied, and any other objective or subjective factors it deems appropriate (subject to the limitations of Section 162(m) of the Internal Revenue Code for awards intended to be "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code), and may reduce the amount of, or eliminate altogether, any bonus that would otherwise be payable. In certain instances with respect to bonuses not subject to the limitations of Section 162(m) of the Internal Revenue Code, a participant’s bonus can be increased by reallocating a portion of a bonus from other participants as determined by the Compensation Committee in its sole discretion based upon the recommendations of the Chief Executive Officer of Perini.

Payment of Bonuses. All bonuses will be paid in cash, Perini common stock, or any combination thereof, in the calendar year following the calendar year in which the applicable performance periods ends, which will generally be on or before April 14 of such following calendar year. Any stock to be awarded as part of a bonus under the 2009 Plan will be issued pursuant to the terms and conditions of any shareholder-approved equity plan of Perini (if any) as in effect from time to time. To the extent that there is no shareholder-approved equity plan of Perini with an available share reserve to cover the issuance of stock in connection with the payment of any bonus under the 2009 Plan, the full amount of the bonus will be paid in cash.

Amendment and Termination. The Board may amend, modify, suspend or terminate the 2009 Plan, in whole or in part, at any time and in any respect, subject to shareholder approval to the extent required by applicable law, regulation or exchange listing rules. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable pursuant to any award under the 2009 Plan or the failure of any such award to qualify for the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code to the extent applicable.

Benefits under the 2009 General Incentive Compensation Plan

The amount of incentive compensation to be paid in the future to Perini's executive officers and other 2009 Plan participants cannot be determined at this time. Actual amounts will depend upon actual performance for future performance periods. The table below shows the cash bonus compensation awarded for 2008 to individuals who will be participating in the 2009 Plan.

Cash Bonus
Compensation for
Name	2008 Paid in 2009
Ronald N. Tutor	$ 1,512,850
Kenneth R. Burk	$ 309,700
Robert Band	$ 576,000
Mark A. Caspers	$ 517,400
Craig W. Shaw	$ 517,400
All Executive Officers as a Group (5 people)	$ 3,433,350

All Other Employees	$ 7,970,250

Board Recommendation

THE PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2009 GENERAL INCENTIVE COMPENSATION PLAN.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Perini’s proxy statement and form of proxy for its 2010 annual meeting of shareholders must be received by Perini on or before December 18, 2009 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2010 annual meeting is advanced or delayed by more than 30 calendar days from May 28, 2010, Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2010 annual meeting proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701-9160, Attn: Corporate Secretary.

Perini’s bylaws require that Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Perini’s 2010 annual meeting of shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us not earlier than November 29, 2009, nor later than March 14, 2010. If the 2010 annual meeting is advanced or delayed by more then 7 calendar days from May 28, 2010, Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Perini bylaws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2010 annual meeting. If a shareholder fails to provide timely notice of a proposal to be presented at the 2010 annual meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our bylaws. Any such proposal should be mailed to: Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701-9160, Attn: Corporate Secretary.

Please see “Nominations for Director”, on page 10 for a description of the requirements for submitting a candidate for nomination as a director at the 2010 annual meeting of shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Perini Corporation, 73 Mt. Wayte Avenue, Framingham, MA 01701, Attention: Corporate Secretary, (508) 628-2000. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Perini files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F. Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this proxy statement, without charge, by written or telephonic request directed to us at Perini Corporation, 73 Mt. Wayte Avenue, Framingham, MA 01701, Attention: Corporate Secretary, (508) 628-2000. If you would like to request documents, please do so by May 18, 2009 in order to receive them before the annual meeting.

ANNEX A

PERINI CORPORATION

2004 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Perini Corporation 2004 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of Perini Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 11.

“Effective Date” has the meaning set forth in Section 17.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined by its closing price on the New York Stock Exchange. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

ANNEX A

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award or Deferred Stock Award.

“Performance Goals” is defined in Exhibit A.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Section 162(m) Award” is defined in Section 10.

“Stock” means the Common Stock, par value $1.00 per share, of the Company.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)       Committee. The Plan shall be administered by the Compensation Committee of the Board. (the “Administrator”).

(b)       Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)        to select the individuals to whom Awards may from time to time be granted;

(ii)       to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)      to determine the number of shares of Stock to be covered by any Award;

(iv)      to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)       to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)      subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii)     to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

ANNEX A

(viii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)       Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards, to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and who are not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)       Indemnification. Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)       Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 5,500,000 shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards (including any awards granted pursuant to the Company’s Special Equity Incentive Plan which are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise)) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 200,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)       Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or

ANNEX A

other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)       Mergers and Other Transactions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own 40 percent or more of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of 60 percent or more of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event and all other Awards shall become fully vested and nonforfeitable as of the effective time of the Sale Event, except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award documentation. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

ANNEX A

Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d)       Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, non-employee directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a)       Grant of Stock Options. The Administrator in its discretion may grant Stock Options to eligible employees, non-employee directors and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish and subject to the limitations of Section 409A of the Code.

(i)        Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is

ANNEX A

granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)       Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

(iii)      Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)      Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A)      In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B)      Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(C)      By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v)       Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive

ANNEX A

Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b)       Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a)       Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

(b)       Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c)       Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)        Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.

(ii)       Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.

(iii)      All Stock Appreciation Rights shall be exercisable during the grantee’s lifetime only by the grantee or the grantee’s legal representative.

ANNEX A

SECTION 7. RESTRICTED STOCK AWARDS

(a)       Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)       Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)       Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, grantee shall surrender such certificates to the Company upon request without consideration.

(d)       Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock shall have a time-based restriction, the restriction period with respect to such shares shall not be less than three years. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the

ANNEX A

grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8. DEFERRED STOCK AWARDS

(a)       Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the restriction period with respect to such award shall not be less than three years. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b)       Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate, in all cases, consistent with the requirements of Section 409A of the Code.

(c)       Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d)       Restrictions. A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e)       Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

ANNEX A

SECTION 10. SECTION 162(m) AWARDS

(a)       Performance Based Compensation. Restricted Stock Awards and Deferred Stock Awards granted to Covered Employees under the Plan may qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Section 162(m) Award”) if the awards are granted or become payable or vested based upon the achievement of Performance Goals in accordance with this Section 10. Awards of Stock Options and Stock Appreciation Rights granted under the Plan are intended by their terms to qualify as Section 162(m) Awards.

(b)       Performance Criteria. In the case of a Restricted Stock Award or Deferred Stock Award that is intended to be a Section 162(m) Award, the Administrator shall make such determinations with respect to such an award and shall establish the objective performance criteria and the individual target award (if any) applicable to each participant or class of participants in writing within ninety (90) days after the beginning of the applicable Performance Cycle (or such other time period as is required under Section 162(m) of the Code) and while the outcome of the Performance Goals is substantially uncertain. The applicable performance criteria shall be based on one or more of the Performance Goals set forth in Exhibit A hereto.

(c)	Grant; Vesting.

(i)     Subject to the provisions of the Plan, the Administrator shall, in its sole discretion, have authority to determine the eligible participants to whom, and the time or times at which, Section 162(m) Awards shall be made, the vesting and payment provisions applicable to such awards, and all other terms and conditions of such awards. As and to the extent required by Section 162(m) of the Code, the terms of an award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may allow the Administrator discretion to decrease the amount of compensation payable).

(ii)    For each participant, the Administrator may specify a targeted performance award. The individual target award may be expressed, at the Administrator’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an individual target award for a participant for a calendar year shall not imply or require that the same level individual target award (if any such award is established by the Administrator for the relevant participant) be set for any subsequent calendar year. At the time the Performance Goals are established, the Administrator shall prescribe a formula to determine the percentages (which may be greater than 100%) of the individual target award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Cycle.

ANNEX A

(iii)   The measurements used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles, except, to the extent that any objective Performance Goals are used, if any measurements require deviation from generally accepted accounting principles, such deviation shall be at the discretion of the Administrator at the time the Performance Goals are set or at such later time to the extent permitted under Section 162(m) of the Code.

(d)      Payment. At the expiration of the applicable Performance Cycle, the Administrator shall determine and certify in writing the extent to which the Performance Goals established pursuant to this Section 10 have been achieved and the percentage of the participant’s individual target award that has been vested and earned. Following the Administrator’s determination and certification in accordance with the foregoing, the Section 162(m) Award shall become vested and payable (or deferred, in the case of deferred stock units) in accordance with the terms and conditions of the applicable award agreement.

(e)       Maximum Award Payable. The maximum Section 162(m) Award payable to any one Covered Employee under the Plan for any twelve (12)-month period is 200,000 Shares (subject to adjustment as provided in Section 3(b) hereof).

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a)       Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)       Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)       Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the

ANNEX A

grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TAX WITHHOLDING

(a)       Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee.

(b)       Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 13. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)       a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)       an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 14. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing through cancellation and re-grants. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available, materially expand the eligibility to participate or materially extend the term of the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan

ANNEX A

amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 14 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 15. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 16. GENERAL PROVISIONS

(a)       No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)       Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c)       Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)       Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(e)       Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

ANNEX A

SECTION 17. EFFECTIVE DATE OF PLAN

This Plan originally became effective on May 13, 2004 (the “Effective Date”). No grants of Stock Options and other Awards may be made hereunder after the tenth (10th) anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth (10th) anniversary of the date the Plan was originally approved by the Board.

SECTION 18. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of the grant or vesting of awards of restricted stock and deferred stock units, each intended to be “performance-based” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals (“Performance Goals”):

•	earnings per share;
•	operating income;
•	gross income
•	net income (before or after taxes);
•	cash flow;
•	gross profit;
•	gross profit return on investment;
•	gross margin return on investment;
•	gross margin;
•	funds from operations;
•	operating margin;
•	working capital;
•	earnings before interest and taxes;
•	earnings before interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	return on capital;
•	return on invested capital;
•	net revenues;
•	gross revenues;
•	revenue growth;
•	annual recurring revenues;
•	recurring revenues;
•	services revenues;
•	license revenues;
•	sales or market share;
•	total shareholder return;
•	economic value added;
•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion;

•	the fair market value of the shares of the Stock;
•	the growth in the value of an investment in the Stock assuming the reinvestment of dividends; or

•	reduction in operating expenses.

To the extent permitted under Section 162(m) of the Code, the Administrator may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Administrator determines should be appropriately excluded or adjusted, including:

(a)       restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b)       an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c)       a change in tax law or accounting standards required by generally accepted accounting principles.

Performance Goals may also be based upon individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Administrator may also:

(a)	designate additional business criteria on which the performance goals may be based; or
(b)	adjust, modify or amend the aforementioned business criteria.

ANNEX B

PERINI CORPORATION

2009 GENERAL INCENTIVE COMPENSATION PLAN

1.	PURPOSE

The Plan is designed to encourage profitable performance at the corporate level and to reward and recognize those who directly affect and contribute to the achievement of targeted profit levels. It is anticipated that by tying incremental compensation to operating performance over which the Participants have a substantial degree of influence, the Plan will promote higher levels of productivity and/or substantial additional profit for the Company’s stockholders.

In order to accomplish the objective of increased productivity and corporate profitability, the Plan has been designed to meet the following criteria:

-	That there be a Bonus available to key executives at the corporate executive and staff levels that is directly related to overall corporate profitability.

-	That the total Bonus payable to managers with responsibilities at more than one level would depend on the profitability of each level.

-	That outstanding achievement will result in outstanding reward, subject to overall Plan limitations, including a possible funding limit based on the Company’s actual level of profits.

2.	DEFINITIONS

For Plan purposes, except where the context otherwise indicates, the following terms shall have the meanings set forth below:

“Base Salary” shall mean the annual base salary of a Participant as reported on such Participant’s W-2 Form, inclusive of amounts deducted for 401(k) contributions and group insurance premiums, but exclusive of overtime compensation, housing or travel allowances, incentive bonuses, deferred compensation or other special compensation of any kind.

“Beneficiary” shall mean the person or persons who are designated by a Participant from time to time in the manner prescribed by the Committee to receive benefits under the Plan in the event of a Participant’s death.

“Board” shall mean the Board of Directors of the Company.

“Bonus” shall mean Stock issued or cash paid to a Participant in satisfaction of an award hereunder. Any Stock to be awarded as part of a Bonus hereunder shall be issued pursuant to the terms and conditions of any shareholder-approved equity plan of the Company (if any) as in effect from time to time.

ANNEX B

“Bonus Period” shall mean a period, generally a calendar year, over which performance will be measured as determined by the Committee.

“Bonus Pool” has the meaning set forth in Section 5.A hereof.

“CEO” shall mean the Chief Executive Officer of the Company.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee, or such other Committee of the Board, which shall be designated by the Board to administer the Plan. The Committee shall be composed of such number of directors as from time to time are appointed to serve by the Board. Each member of the Committee, while serving as such, shall also be a member of the Board and shall be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and to the extent required by Section 162(m) of the Code, an “outside director” as defined under Section 162(m) of the Code.

“Company” shall mean Perini Corporation and its consolidated subsidiaries.

“Participant” shall mean an individual designated as a participant hereunder by the Committee upon recommendation of the CEO. Such individual shall be a participant at the corporate level of the Company.

“Payment Date” shall mean the date in the calendar year following the calendar year in which the applicable Bonus Period ends on which a Bonus is paid to a Participant.

“Performance Goal” shall mean such Bonus Period objective or objectives for such Participants as selected by the Committee from one of the performance goals set forth on Exhibit A hereto.

“Plan” shall mean the Perini Corporation 2009 General Incentive Compensation Plan as set forth herein and as amended from time to time.

“Section 162(m) Award” shall mean any Bonus under the Plan that is intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code and the treasury regulations and other official guidance promulgated thereunder.

“Section 409A” shall mean Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder.

“Stock” shall mean the common stock of the Company having a par value of $1.00 per share.

3.	ADMINISTRATION

ANNEX B

(a)    The Committee shall administer the Plan. The administration of the Plan shall include the power to: (i) approve Participants’ participation in the Plan; (ii) establish Performance Goals; (iii) determine if and when any Bonuses shall be paid; (iv) pay out Bonuses, in cash or Stock or a combination thereof, as the Committee shall determine from year to year, subject to the limitations of the Plan; (v) determine the amount, which may be calculated utilizing the allocations established in accordance with Section 5 hereof, and if deemed appropriate, to adjust targets or payments to reflect special achievements for which no bonus would, by strictest adherence to the Plan, be due or to adjust actual results to be used for performance measures in the event of one-time-only or unusual charges or additions to earnings such as special write-ups or extraordinary gains, subject, in all cases, to the limitations of Section 162(m) of the Code with respect to awards hereunder intended to be Section 162(m) Awards; (vi) impose, and change from time to time, the maximum amounts or percentages payable under the Plan, subject to the limitations and conditions of Section 162(m) of the Code with respect to awards hereunder intended to be Section 162(m) Awards; (vii) construe and interpret the Plan; and (viii) establish rules and regulations and to perform all other acts that the Committee believes reasonable and proper, including the authority to delegate responsibilities to others to assist in administering the Plan. Any decision made, or action taken, by the Committee, arising out of, or in connection with, the interpretation and administration of the Plan shall be final, binding and conclusive on all parties.

(b)    Until such time as the Committee makes a determination to make payment of a Bonus hereunder with respect to the actual results compared to the Performance Goals for the immediately preceding Bonus Period, no Participant shall have any vested right to receive any amount which might be calculated as payable pursuant to the Plan. Furthermore, for any Bonus Period and up until the Payment Date, the Committee may cancel any Bonus awarded under the Plan if a Participant engages in conduct which the Committee determines to be contrary to the best interests of the Company.

4.	ELIGIBILITY

(a)    Eligibility to participate under the Plan is limited to individuals who are executives, managers and key employees of the Company whose duties and responsibilities provide them the opportunity to (i) make a material and significant impact to the financial performance of the Company, (ii) have major responsibility in the control of the corporate assets, and (iii) provide critical staff support necessary to enhance operating profitability.

(b)    Eligibility and designated levels of participation will be determined by the Committee based upon the recommendations of the CEO. Such eligibility and level of participation may be revised and updated from time to time for unusual circumstances, subject to the limitations of Section 162(m) of the Code with respect to awards hereunder intended to be Section 162(m) Awards. The fixing of eligibility and level of participation shall not create any vested right in any Participant to receive a Bonus hereunder.

(c)    A Participant may have responsibilities at more than one level and therefore qualify to receive a Bonus, if any, based on the performance of such other level or levels. The

ANNEX B

Committee, as it deems fair and equitable in its sole discretion, shall apportion such Participant’s Base Salary between such pools for purposes of determining such Participant’s Bonus allocation.

(d)    Eligible Participants who are transferred during the Bonus Period may have their Bonuses pro-rated, based on their normal Base Salary charged to such corporate, business unit or other level within the Company during such Bonus Period.

5.	ESTABLISHMENT AND ALLOCATION OF THE BONUS POOL (CORPORATE)

A. Calculation of Bonus Pool Earned

For each Bonus Period, the pool established for the determination of Bonuses (the “Bonus Pool”) is a function of (i) the Performance Goal or Performance Goals established, (ii) levels of achievement, (iii) Base Salary of Participants, and (iv) individual Bonus limits assigned to Participants expressed as a percentage of Base Salary.

At the beginning of the Bonus Period, the CEO will recommend to the Committee (i) certain Performance Goals to be achieved during the current fiscal year, (ii) a list of Participants and (iii) level of participation expressed as the maximum percentage of Base Salary that could be earned as a Bonus assuming 100% achievement of each Performance Goal. Unless otherwise determined by the Committee, the individual levels of participation (or Bonus limits) are as follows:

Executive Management - up to 100% of Base Salary

Corporate Officers - up to 50% of Base Salary

Corporate Staff - up to 30% of Base Salary

From the above information, the maximum Bonus can be calculated assuming the Performance Goal or each of the Performance Goals, if more than one, are achieved at the 100% level.

Unless otherwise determined by the Committee, Bonuses for levels of achievement that are less than 100% are:

Actual Achievement	Percentage Payout of
Level of Corporate Goals	Maximum Bonus
Less than 80%	Zero
80%	80%
81-100%	Interpolate to 100% on straight line basis
100% or more	100%

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In the event of multiple Performance Goals, the achievement of one could still result in a partial Bonus depending on the weighting of each objective and the actual target level of achievement.

Example – Assume Performance Goals for a corporate officer Participant are weighted 60% for gross profit and 40% for cash flow and results are as follows:

(1)	Corporate Gross Profit Target:	$20
Corporate Gross Profit Actual:	$18	(Basis for 90% of total Bonus)
% Achievement	90%

(2)	Corporate Cash Flow Target:	$20
Corporate Cash Flow Actual:	$16	(Basis for 80% of total Bonus)
% Achievement	80%

The Participant with a potential Bonus of 50% of Base Salary would get 43% of Base Salary as the Bonus amount earned (i.e., 86% multiplied by 50%) based on the following:

Corporate Profit	60% x 90%	=	54.00%
Corporate Cash Flow	40% x 80%	=	32.00%

TOTAL	86.00%

The actual Bonus amount paid is limited to the lower of the percentage payout of the maximum Bonus earned and 100% of the Participant’s participation level.

Reallocation Within the Bonus Pool

Except as otherwise prohibited by Section 162(m) of the Code for awards hereunder intended to be Section 162(m) Awards, once the final Bonus Pool is calculated, the amount of a Participant’s Bonus can be increased by reallocating a portion of a Bonus from other Participants as determined by the Committee in its sole discretion based upon the recommendations of the CEO.

6.	SECTION 162(m) COMPLIANCE

Notwithstanding any other provision of the Plan to the contrary, the provisions of this Section 6 shall apply to the extent that a Bonus under the Plan is intended to be a Section 162(m) Award.

(a)    For purposes of any Bonus payable hereunder that is intended to be a Section 162(m) Award, the Committee shall make such determinations with respect to such Bonus and shall establish the objective performance criteria and the individual target Bonus (if any) applicable to each Participant or class of Participants in writing within ninety (90) days after the beginning of the applicable Bonus Period (or such other time period as is required under Section

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162(m) of the Code) and while the outcome of the Performance Goals is substantially uncertain. The applicable performance criteria shall be based on one or more of the Performance Goals set forth in Exhibit A hereto.

(b)    Subject to the limitations of the Plan, the Committee shall, in its sole discretion, have authority to determine the eligible Participants to whom, and the time or times at which, Section 162(m) Awards shall be made, the vesting and payment provisions applicable to such awards, and all other terms and conditions of such awards. As and to the extent required by Section 162(m) of the Code, the terms of an award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may allow the Committee discretion to decrease the amount of compensation payable).

(c)    For each Participant, the Committee may specify a target Bonus. The individual target Bonus may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of Base Salary, or an amount determined pursuant to an objective formula or standard. Establishment of an individual target Bonus for a Participant for a Bonus Period shall not imply or require that the same level individual target Bonus (if any such award is established by the Committee for the relevant Participant) be set for any subsequent Bonus Period. At the time the Performance Goals are established, the Committee shall prescribe a formula to determine the percentages (which may be greater than 100%) of the individual target Bonus which may be payable based upon the degree of attainment of the Performance Goals during the Bonus Period.

(d)    The measurements used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles, except, to the extent that any objective Performance Goals are used, if any measurements require deviation from generally accepted accounting principles, such deviation shall be at the discretion of the Committee at the time the Performance Goals are set or at such later time to the extent permitted under Section 162(m) of the Code.

(e)    At the expiration of the applicable Bonus Period, the Committee shall determine and certify in writing the extent to which the Performance Goals established pursuant to this Section 6 have been achieved and the percentage of the Participant’s individual target Bonus that has been vested and earned. Following the Committee’s determination and certification in accordance with the foregoing, the Section 162(m) Award shall become vested and payable in accordance with the terms and conditions of the Plan.

(f)     The maximum value of any payment under any Section 162(m) Award to any Participant in the Plan with respect to any twelve (12)-month period shall be $ 3,281,250.

7.	PAYMENT OF BONUSES

Payment of any Bonus under the Plan shall be made on the Payment Date. Bonuses may be paid in cash or Stock or any percentage of cash and Stock as the Committee shall determine in

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its sole discretion, provided that any Stock to be awarded as part of a Bonus hereunder shall be issued pursuant to the terms and conditions of any shareholder-approved equity plan of the Company (if any) as in effect from time to time. To the extent that there is no shareholder-approved equity plan of the Company with an available share reserve to cover the issuance of Stock in connection with the payment of any Bonus hereunder, the full amount of the Bonus shall be paid in cash.

8.	TERMINATION OF EMPLOYMENT

Unless otherwise determined by the Committee, in the event that a Participant ceases to be employed by the Company:

(a)    Due to normal retirement, or early retirement with Committee consent, under a formal plan or policy of the Company, or total and permanent disability, as determined by the Committee, or death, a Participant’s eligibility shall continue to remain in effect for the duration of the applicable Bonus Period on a pro rata basis. In the event of such a termination of employment, the Participant, or the Participant’s Beneficiary (if applicable) shall receive the Participant’s pro rated Bonus for the applicable Bonus Period on the Payment Date.

(b)    In the event that a Participant shall cease to be an employee of the Company upon the occurrence of any other event, the Participant’s eligibility under the Plan shall be canceled and terminated forthwith, and no Bonus shall be payable under the Plan to such Participant.

(c)    For purposes of the preceding, it shall not be considered a termination of employment when a Participant is placed by the Company on military or sick leave or such other type of leave of absence, for a period of six (6) months or less, which is considered as continuing intact the employment relationship of the Participant. For any such leave extending beyond six (6) months, the Committee shall decide whether and when there has been a termination of employment.

9.	AMENDMENT AND TERMINATION OF PLAN

The Board may, at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time in such respects as the Board may deem appropriate and in the best interests of the Company, subject to shareholder approval to the extent required by applicable law, regulation or exchange listing rules. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable pursuant to any award under the Plan or the failure of any such award to qualify for the “performance-based compensation” exception under Section 162(m) to the extent applicable.

10.	UNFUNDED PLAN

The Plan shall not be deemed to create a trust or other funded arrangement. The rights of a Participant with respect to any Bonus hereunder shall be those of a general unsecured creditor of the Company, and under no circumstances shall any Participant have any other interest in any

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assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations with respect to the Plan.

11.	MISCELLANEOUS PROVISIONS

(a)    No person shall have any claim or right to be granted a Bonus under the Plan, and the grant of a Bonus under the Plan shall not be construed as giving any Participant the right to be retained in the employ of the Company. The Company expressly reserves the right at any time to dismiss a Participant with or without cause, free from any liability, or any claim under the Plan.

(b)    Except by will or the laws of descent and distribution, no right or interest of any Participant in the Plan shall be assignable or transferable and no right or interest of any Participant shall be liable for, or subject to, any lien, obligation or liability of such Participant.

(c)    The Company shall have the right to withhold from cash payments sufficient amounts to cover tax withholding for income and employment taxes and any other taxes required to be withheld by applicable law, and if the amount of cash payment is insufficient, the Company may require the Participant to pay to it the balance required to be withheld. Likewise, the Company may require a payment to cover applicable withholding taxes in the event that any part of the Bonus is paid in Stock.

(d)	All expenses of administering the Plan shall be borne by the Company.

(e)    No persons, including a Participant, or such Participant’s Beneficiary, shall have any claim or right to the payment of a Bonus, if, in the opinion of counsel for the Company, such payment does not comply with legal requirements, or is opposed to governmental public policy.

(f)     No opinion shall be deemed to be expressed or warranties made as to the effect for federal, state or local tax purposes of any Bonus hereunder.

(g)    The place of administration of the Plan shall be in the Commonwealth of Massachusetts, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Massachusetts.

(h)    Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Section 409A on any

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payment to be made hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A (or any similar state or local law) or for damages for failing to comply with Section 409A (or any similar state or local law).

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EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Bonuses intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals (“Performance Goals”):

•	earnings per share;
•	operating income;
•	gross income;
•	net income (before or after taxes);
•	cash flow;
•	gross profit;
•	gross profit return on investment;
•	gross margin return on investment;
•	gross margin;
•	funds from operations;
•	operating margin;
•	working capital;
•	earnings before interest and taxes;
•	earnings before interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	return on capital;
•	return on invested capital;
•	net revenues;
•	gross revenues;
•	revenue growth;
•	annual recurring revenues;
•	recurring revenues;
•	service revenues;
•	license revenues;
•	sales or market share;
•	total shareholder return;
•	economic value added;
•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	the fair market value of the a share of Stock;

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•	the growth in the value of an investment in the Stock assuming the reinvestment of dividends; or
•	reduction in operating expenses.

To the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a)

restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b)	an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c)	a change in tax law or accounting standards required by generally accepted accounting principles.

Performance Goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a)	designate additional business criteria on which the performance goals may be based; or

(b)	adjust, modify or amend the aforementioned business criteria.